Exhibit 10.4.5

EXECUTION VERSION

COLLABORATION AND LICENSE AGREEMENT

between

ELI LILLY AND COMPANY

and

MERUS N.V.

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

Page

Article 1	DEFINITIONS1
Article 2	GOVERNANCE AND JOINT STEERING COMMITTEE18
2.1	Alliance Managers18
2.2	Project Managers19
2.3	Joint Steering Committee19
2.4	Working Groups19
2.5	Function and Powers of the JSC19
2.6	Meetings20
2.7	Decisions21
2.8	Authority21
Article 3	TARGET SELECTION AND REPLACEMENT22
3.1	Lilly Targets22
3.2	Additional Targets22
3.3	Replacement Targets22
3.4	Reserved Targets22
3.5	Gatekeeper Process23
Article 4	RESEARCH PROGRAM23
4.1	Research Program Overview and Responsibilities23
4.2	Diligence Efforts23
4.3	Research Term24
4.4	Research Plans24
4.5	Records; Reports25
4.6	Research Program Funding25
4.7	Certain Standards Applicable to Work26
4.8	Subcontracting27
4.9	Lilly Materials27
4.10	Merus Materials27
Article 5	DEVELOPMENT, REGULATORY AND COMMERCIAL MATTERS28
5.1	Responsibilities; Parallel Target Pair Programs28

i

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5.2	Cooperation28
5.3	Reports29
5.4	Regulatory Responsibilities29
5.5	Adverse Event Reporting29
Article 6	LICENSE RIGHTS30
6.1	License Grant to Lilly30
6.2	Existing Third Party Agreements30
6.3	License Grant to Merus30
6.4	Third-Party Sublicenses30
6.5	No Implied Rights31
6.6	Retained Rights31
6.7	Safe Harbor Research31
6.8	Inclusion of Third Party IP31
Article 7	EXCLUSIVITY32
7.1	Merus Exclusivity Obligations32
7.2	Certain Sequence Exclusivity33
7.3	Transactions Involving Competing Programs33
Article 8	FEES, ROYALTIES, & PAYMENTS34
8.1	Upfront Payment34
8.2	Equity Investment34
8.3	Milestone Payments34
8.4	Royalties on Products36
8.5	Method of Payment; Currency Conversion37
8.6	Records and Audits38
8.7	Late Payments38
8.8	Taxes38
Article 9	INTELLECTUAL PROPERTY39
9.1	Ownership of Intellectual Property39
9.2	Patent Prosecution and Maintenance41

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

(continued)

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9.3	Infringement and Misappropriation by Third Parties44
9.4	Defense and Settlement of Third Party Claims45
9.5	Patent Extensions; Patent Linkage46
9.6	CREATE Act46
9.7	Trademarks46
Article 10	REPRESENTATIONS, WARRANTIES AND COVENANTS46
10.1	Mutual Representations and Warranties46
10.2	Merus Representations and Warranties47
10.3	Mutual Covenants48
10.4	Compliance49
10.5	Disclaimer51
Article 11	INDEMNIFICATION51
11.1	Indemnity51
11.2	Insurance52
Article 12	CONFIDENTIALITY52
12.1	Confidential Proprietary Information52
12.2	Publicity54
12.3	Publication55
Article 13	TERM & TERMINATION55
13.1	Term.55
13.2	Termination for Material Breach55
13.3	Termination by Lilly57
13.4	Effects of Termination57
13.5	Reversion of Product Rights58
13.6	Survival58
13.7	Bankruptcy Code58
Article 14	GOVERNING LAW; DISPUTE RESOLUTION59
14.1	Governing Law59
14.2	Disputes59

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

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14.3	Litigation; Equitable Relief59
Article 15	MISCELLANEOUS60
15.1	Entire Agreement; Amendment60
15.2	Limitation of Liability60
15.3	Independent Contractors60
15.4	Notice60
15.5	Severability61
15.6	Non-Use of Names61
15.7	Assignment62
15.8	Merus Change of Control62
15.9	Waivers65
15.10	Force Majeure65
15.11	Interpretation65
15.12	Counterparts; Electronic Signatures66
15.13	Expenses66
15.14	Further Assurances66
15.15	No Third Party Beneficiary Rights66
15.16	Construction66
15.17	Cumulative Remedies66
15.18	Extension to Affiliates66

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

COLLABORATION AND LICENSE AGREEMENT

This Collaboration and License Agreement (“Agreement”) is entered into as of January 18, 2021 (the “Effective Date”) by and between Merus N.V., a corporation organized and existing under the laws of the Netherlands and having an address at Yalelaan 62, 3584 CM Utrecht, The Netherlands (“Merus”), and Eli Lilly and Company, a corporation organized and existing under the laws of Indiana, with its principal business office located at Lilly Corporate Center, Indianapolis, Indiana 46285, U.S.A.  (“Lilly”).  Lilly and Merus are each hereafter referred to individually as a “Party” and together as the “Parties.”

Whereas, Merus is a biotechnology company engaged in the research and development of bispecific antibody therapeutics in immuno-oncology;

Whereas, Lilly is a pharmaceutical company engaged in the research, development, manufacturing, marketing and distribution of pharmaceutical products, including therapeutic products;

Whereas, Merus and Lilly desire to collaborate to research, discover and develop certain Compounds or Products using the Merus Know-How and Merus Patents (each as defined below);

Whereas, Lilly desires to obtain from Merus, and Merus desires to grant to Lilly, certain exclusive license rights to research, discover, develop, manufacture, and commercialize such Compounds or Products, subject to the terms and conditions of this Agreement; and

Whereas, in connection with the above and the Parties entering into this Agreement, Lilly is making an equity investment in Merus through an acquisition of common shares of Merus stock pursuant to that certain Share Subscription Agreement, dated as of the Effective Date, between the Parties (“Purchase Agreement”).

Now, Therefore, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

Article 1

DEFINITIONS

Capitalized terms used in this Agreement and the Exhibits hereto shall have the following meanings (or as defined elsewhere in this Agreement):

1.1“1st Extension Term” has the meaning set forth in Section 4.3.

1.2“2nd Extension Term” has the meaning set forth in Section 4.3.

1.3“Acquirer” has the meaning set forth in the definition of “Change of Control.”

1.4“Acquisition Transaction” has the meaning set forth in Section 15.8.6.

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

1.5“ADC” means a monospecific antibody that is conjugated to a payload with a linker.

1.6“Additional Target” has the meaning set forth in Section 3.2.

1.7“Affiliate” means, with respect to either Party, any entity that, at the relevant time (whether as of the Effective Date or thereafter), directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Party, for so long as such control exists.  As used in this Section 1.7, “control” means: (a) to possess, directly or indirectly, the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities or by contract relating to voting rights or corporate governance; or (b) direct or indirect ownership of [*] or more of the voting share capital or other equity interest in such entity.

1.8“Agreement” has the meaning set forth in the Preamble.

1.9“Alliance Manager” has the meaning set forth in Section 2.1.

1.10“Applicable Laws” means the applicable provisions of any and all federal, national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, guidelines or requirements, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, or permits of or from any court, arbitrator, Regulatory Authority, Governmental Authority, taxing authority, national securities exchange or exchange listing organization having jurisdiction over or related to the relevant subject item that may be in effect from time to time during the Term.  For the avoidance of doubt, Applicable Laws include all applicable data protection and privacy laws.

1.11“Background Know-How” means Lilly Background Know-How or Merus Background Know-How.

1.12“Biclonics® Antibody” means any bivalent mono- or bispecific bivalent antibody (a) the rights to which are Controlled by Merus or its Affiliates as of the Effective Date or during the Research Term; or (b) that is discovered or generated under the Agreement; that in each case of (a) and (b), contains at least one (1) Target Binder either: [*].

1.13“Biosimilar Product” means, with respect to a Product, and on a Product-by- Product and country-by-country basis, any product (including a “generic product,” “biogeneric,” “follow-on biologic,” “follow-on biological product,” “follow-on protein product,” “similar biological medicinal product,” or “biosimilar product”) approved by way of: (a) a Regulatory Approval process governing approval of interchangeable or biosimilar biologics as described in 42 U.S.C. § 262, or is the subject of a notice with respect to such Product under 42 U.S.C. § 262(l)(2); or (b) an abbreviated regulatory mechanism or equivalent process for Regulatory Approval to those set forth in subclause (a) by the relevant Regulatory Authority in a country, where such approval referred to or relied on (1) the Marketing Authorization for such Product held by Lilly or its Affiliate or Sublicensee in such jurisdiction or (2) the data contained or incorporated by reference in the Marketing Authorization for such Product held by Lilly or its Affiliate or Sublicensee in such jurisdiction, and that in each case: (i) is sold in the same country (or is commercially available in the same country) as such Product by any Third Party that is not a Sublicensee of Lilly or its Affiliates and that did not purchase such product in a chain of distribution that included any of Lilly or any of its Affiliates or its Sublicensees; and (ii) either (A) contains an active ingredient that is “highly similar” to such Product (as the phrase

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

“highly similar” is used in 42 U.S.C. § 262(i)(2), and subject to the factors set forth in FDA’s Guidance for Industry, “Quality Considerations in Demonstrating Biosimilarity of a Therapeutic Protein Product to a Reference Product,” (April 2015), at Section V, and any successor FDA guidance thereto), or (B) meets the equivalency determination by the applicable Regulatory Authority in any country or jurisdiction outside the United States (including a determination that the product is “comparable,” “interchangeable,” “bioequivalent,” “biosimilar” or other term of similar meaning, with respect to the Product), in each case, as is necessary to permit substitution of such product for the Product under Applicable Law in such country.

1.14“Bona Fide Financing Transaction” means a transaction or series of transactions resulting in a Change of Control of Merus where: (a) such Change of Control is a result of a bona fide transaction [*]; and (b) the Acquirer in the resulting Change of Control is not [*].  For the purpose of this definition, [*], mutatis mutandis.

1.15“Business Day” means any day, other than any Saturday, Sunday, or any day that banks are authorized or required to be closed in: (a) Indianapolis, Indiana, (b) Boston, Massachusetts, or (c) the Netherlands.

1.16“Calendar Quarter” means each respective period of three (3) consecutive months ending on March 31, June 30, September 30, and December 31 of any Calendar Year.

1.17“Calendar Year” means each respective period of twelve (12) consecutive months commencing on January 1 and ending on December 31.

1.18“Change of Control” means:

(a)with respect to either Party: (i) the acquisition by a Third Party, in one transaction or a series of related transactions, of direct or indirect beneficial ownership of more than [*] of the outstanding voting equity securities of such Party; (ii) a merger or consolidation involving such Party, as a result of which a Third Party acquires direct or indirect beneficial ownership of more than [*] of the voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (iii) a sale of all or substantially all of the assets of such Party in one transaction or a series of related transactions to a Third Party.  The acquiring or combining Third Party in any of (i), (ii) or (iii), and any of such Third Party’s Affiliates (whether in existence as of or any time following the applicable transaction, but other than the acquired Party and its Affiliates as in existence prior to the applicable transaction or Affiliates it controls after the applicable transaction) are referred to collectively herein as the “Acquirer”; or

(b)with respect to the acquisition of Merus by a Lilly Competitor, whether in one transaction or a series of related transactions, in addition to the items in Section 1.18(a), the acquisition of: (i) majority control of the board of directors or equivalent governing body of Merus; (ii) direct or indirect beneficial ownership of more than [*] of the outstanding voting equity securities of Merus; (iii) the ability to cause the direction of the management or allocation of corporate resources of Merus; or (iv) all or substantially all of the assets of Merus related to the transactions contemplated by this Agreement; in which case such Lilly Competitor and its Affiliates (other than Merus and its Affiliates in existence prior to the applicable transaction) shall also be considered an Acquirer.

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

1.19“Cell Line Generation” means, with respect to a given Lilly Target or Lilly Target Pair that is the subject of a Research Program, that a cell line for the GMP manufacturing of a Collaboration Compound, Monospecific Compound or Modified Compound or Product directed to such Lilly Target or Lilly Target Pair has been generated.

1.20“Change of Control Notice” has the meaning set forth in Section 15.8.1.

1.21“Claim” has the meaning set forth in Section 11.1.1.

1.22“Clinical Trial” means a Phase I Clinical Trial, Phase II Clinical Trial or Phase III Clinical Trial, or any post-Marketing Authorization human clinical trial, as applicable.

1.23“Code” has the meaning set forth in Section 13.7.

1.24“Collaboration Compound” means, with respect to each Research Program any Research Compound that satisfies the Success Criteria [*].

1.25“Combination Product” has the meaning set forth in the definition of “Net Sales”.

1.26“Commercial Milestone Event” has the meaning set forth in Section 8.3.

1.27“Commercial Milestone Payment” has the meaning set forth in Section 8.3.

1.28“Commercialization” means any and all activities directed to the offering for sale and sale of a Product (or other compound, product or therapy, as the context requires) including: (a) activities directed to storing, marketing, promoting, detailing, distributing, importing, exporting, selling and offering to sell that Product or other compound, product or therapy; (b) conducting Clinical Trials after Marketing Authorization of a Product, or other product or therapy; (c) interacting with Regulatory Authorities regarding the foregoing; and (d) seeking Regulatory Approvals (as applicable) for and registration of that Product, or other product or therapy (i.e., other than Marketing Authorization, which is addressed within “Development”) in the Field in the Territory.  When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization and “Commercialized” has a corresponding meaning.

1.29“Commercially Reasonable Efforts” of a Party means, with respect to the performance of Research, Development, Manufacturing, and Commercialization activities with respect to a Compound or Product, the carrying out of such activities with that level of efforts and resources commonly applied by such Party to carry out such a task or obligation, consistent with the general practice followed by such Party relating to other pharmaceutical compounds, products or therapies owned by it, or to which it has exclusive rights, which are of similar market potential at a similar stage in their development or product life, taking into account issues of safety and efficacy, product profile, the competitiveness of Third Party products in development and in the marketplace, supply chain management considerations, [*] the compound, product or therapy (including with respect to patent or regulatory exclusivity), the regulatory structure involved, the profitability of the applicable compound, product or therapy [*], and other relevant technical, legal, scientific or medical factors.

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

1.30“Compassionate Use Product” means any unit of Product that is transferred, sold or otherwise disposed of under a treatment IND, as named patient sales, under any expanded access program, as test marketing, as emergency use sales, or as compassionate use sales.

1.31“Competing Program” has the meaning set forth in Section 7.3.1.

1.32Compound” means a: (a) Research Compound, (b) Collaboration Compound, (c) Monospecific Compound, or (d) Modified Compound, as the context dictates.  For clarity, [*].

1.33“Confidential Proprietary Information” has the meaning set forth in Section 12.1.1.

1.34“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement between the Parties having an effective date of May 28, 2020, including the First Amendment with an effective date of May 28, 2020, and the Second Amendment with an effective date of May 28, 2020.

1.35“Control” or “Controlled” means, with respect to any Know-How, Patents, or other intellectual property rights, that a Party has the legal authority or right (whether by ownership, license, or otherwise) to grant to the other Party a license, covenant not to sue, sublicense, access, or right to use (as applicable) under such Know-How, Patents, or other intellectual property rights, on the terms and conditions set forth herein; provided that in respect of any rights that the granting Party controls pursuant to a Third Party agreement, such rights shall not be considered to be Controlled by the granting Party hereunder: [*].

1.36“Cover” means, with respect to a particular subject matter at issue and a relevant Patent, that one or more claims of such Patent would be infringed, absent ownership of or a license under such Patent, by the Exploitation of such subject matter (considering claims of patent applications to be issued as then pending).

1.37“Development” or “Develop” means any and all activities directed to the non-clinical and clinical drug development activities that are necessary or useful to obtain Marketing Authorization for a Compound or Product (or other compound, product or therapy, as the context requires) including design and conduct of Clinical Trials and the preparation and filing of Regulatory Filings and all regulatory affairs related to the foregoing.  When used as a verb, “Developing” means to engage in Development and “Developed” has a corresponding meaning.  For clarity, “Development” shall not include any Commercialization activities.

1.38“Development/Regulatory Milestone Event” has the meaning set forth in Section 8.3.

1.39“Development/Regulatory Milestone Payment” has the meaning set forth in Section 8.3.

1.40“Disclosing Party” has the meaning set forth in Section 12.1.1.

1.41“Dispute” has the meaning set forth in Section 14.2.

1.42“Divestiture” has the meaning set forth in Section 7.3.1.

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

1.43“Dollar” means a U.S.  dollar, and “$” is to be interpreted accordingly.

1.44“Effective Date” has the meaning set forth in the introductory paragraph of this Agreement.

1.45“Eli Lilly and Company Animal Care and Use Requirement for Animal Researchers and Suppliers” has the meaning set forth in Section 4.7.

1.46“Eli Lilly and Company Good Research Practices” has the meaning set forth in Section 4.7.

1.47“E.U.” means the European Union, as comprised as of the date of inquiry, provided that solely for the purposes of this Agreement, E.U shall be deemed to include the United Kingdom.

1.48“EU5 Market” means individually each of the United Kingdom, Germany, France, Spain and Italy.

1.49“Executive Officers” means (a) with respect to Merus, [*], and with respect to Lilly, [*]; or any other person that such person in the foregoing (a) or (b) designates from time to time having no less decision-making authority than the officer listed here for the respective Party.

1.50“Existing Patents” has the meaning set forth in Section 10.2.4.

1.51“Existing Third Party Agreements” means the agreements entered into between Merus and a Third Party prior to the Effective Date, whereby the Third Party is licensed by Merus (including any option to take a license) to develop and commercialize a monospecific antibody directed against a target selected from within a target pair combination researched or developed by Merus, where such target is also a Lilly Target hereunder.

1.52“Exploit” or “Exploitation” means, as applicable, to do any or all of Researching, Developing, Manufacturing, having Manufactured, using, having used, Commercializing or otherwise exploiting.

1.53“Extension Fee” has the meaning set forth in Section 4.3.

1.54“Extension Terms” has the meaning set forth in Section 4.3.

1.55“FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.56“Field” means all uses including, without limitation, any and all uses for the diagnosis, prevention, amelioration, and treatment of any disease or medical condition in humans and animals.

1.57“Final Research Deliverables” means, on a Research Program-by-Research Program basis, those deliverables required to be provided by Merus to Lilly during the course of or at the completion of all activities under each Research Plan, in order for such Research Program to be considered fully performed prior to the expiry of the Research Term, such deliverables being those as set forth on Schedule 1.57.

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

1.58“Firewall Period” means, in the case of a Change of Control of Merus in which the Acquirer of Merus has a Competing Program, the period commencing on the effective date of the Change of Control and ending on the earlier of [*].

1.59“Firewalls” means effective walls and screens established between Merus, on the one hand, and on the other hand an Acquirer of Merus that has a Competing Program, to ensure that no [*] are accessible [*].  For purposes of this definition, “Firewalls” shall include [*].  For clarity, where senior management personnel review and evaluate plans and information regarding the activities under this Agreement solely in connection with making portfolio decisions among product opportunities, including such other product or product candidates, such senior management personnel shall not be deemed to be working on the Competing Program under this Agreement so long as they do not pass information from one program to another.

1.60“First Commercial Sale” means, with respect to a Product and a country, the first sale of such Product by Lilly (or its Affiliates or their Sublicensees) to a Third Party for end use or consumption of such Product in such country after Regulatory Approval required to market and sell the Product has been granted with respect to such Product in such country.  [*].

1.61“Force Majeure Event” has the meaning set forth in Section 15.10.

1.62“FTE” means the equivalent of a full-time Merus employee’s work performing activities under a Research Plan, which is at least [*] work hours per Calendar Year.  If any such individual works partially on work under a Research Plan for a Research Program and partially on other work in a Calendar Quarter, then the “FTE” to be attributed to such individual’s work hereunder shall be calculated based upon the percentage of such individual’s total work time in such Calendar Quarter that such individual spent working under a Research Plan for such Research Program based on [*] working hours per Calendar Year, applied consistently throughout the Calendar Year.  [*].  For clarity, no individual person can ever constitute more than a single FTE.

1.63“FTE Rate” means the rate of FTE costs actually incurred by Merus and agreed upon in advance by the Parties pursuant to the Research Budget, which shall not exceed [*] per FTE per Calendar Year.  The FTE Rate includes costs of salaries, benefits, other human resources-related costs associated with the employment of employees, supplies [*].

1.64“Gatekeeper” has the meaning set forth in Section 3.5.1.

1.65“Good Laboratory Practices” or “GLPs” means the applicable then-current standards for laboratory activities for pharmaceuticals, as set forth in the FDA’s Good Laboratory Practice regulations as defined in 21 C.F.R.  Part 58, the Council Directive 87/18/EEC, as amended, the principles for Good Laboratory Practice and/or the Good Laboratory Practice principles of the Organization for Economic Co-Operation and Development (“OECD”), and such standards of good laboratory practice as are required by the European Union and other organizations and governmental agencies in countries in which a Product is Developed, to the extent such standards are not less stringent than United States Good Laboratory Practice.

1.66“Good Manufacturing Practices” or “GMPs” means all applicable current Good Manufacturing Practices including, as applicable: (a) the principles detailed in the US Current Good Manufacturing Practices, 21 C.F.R.  Parts 4, 210, 211, 601, 610 and 820; (b) European Directive

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

2003/94/EC and Eudralex 4; (c) the principles detailed in the WHO TRS 986 Annex 2, TRS 961 Annex 6, TRS 957 Annex 2, and TRS 999 Annex 2; (d) ICH Q7 guidelines; and (e) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.

1.67“Good Research Practices” or “GRP” means all applicable current Good Research Practices including, as applicable: (a) the research quality standards defining how Lilly’s research laboratories conduct good science for non-regulated work as set forth in Exhibit 4.7 Part A of this Agreement; (b) the Research Quality Association (RQA) 2014 Quality in Research Guidelines for Working in Non-Regulated Research; (c) the WHO Quality Practices in Basic Biomedical Research Guidelines, and (d) the equivalent Applicable Laws if any, in any relevant country, each as may be amended and applicable from time to time.

1.68“Government Official” has the meaning set forth in Section 10.4.5.

1.69“Governmental Authority” means any national, international, federal, state, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, and any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.70“HCDR3” means the third heavy chain complementarity-determinant region determined by the amino acid sequence of the variable (V) domain [*].

1.71“Homology Exclusivity Period” means, on a Research Program-by-Research Program basis, the period commencing on the earlier of: (a) the date that Merus provides Lilly with the Final Research Deliverables for such Research Program, or (b) the date the Research Term for such Research Program expires, and in each case of (a) or (b), ending [*] following such date.

1.72“IND” means an investigational new drug application filed with the FDA or any similar application filed with a Regulatory Authority in a country outside the U.S. required to commence Clinical Trials of a pharmaceutical product in such country.

1.73“Indemnitee” has the meaning set forth in Section 11.1.3.

1.74“Indemnitor” has the meaning set forth in Section 11.1.3.

1.75“Indication” means any intended use of a Product (a) for any therapeutic treatment, prevention, mitigation, cure, or diagnosis of a recognized disease or condition, (b) of a manifestation of a recognized disease or condition, or (c) for the relief of symptoms associated with a recognized disease or condition, in each case (a), (b) and (c), as provided for in the U.S.  Code of Federal Regulations (CFR) labeling requirements in 21 CFR Part 201 (or an equivalent requirement in any country outside the United States) and for which a separate application for Marketing Authorization, or a supplement to an existing application for Marketing Authorization (in each case, such application or supplement to be based on the results of a novel pivotal clinical study), is required for the purpose of obtaining Marketing Authorization in a country. [*].

1.76“Infringement” has the meaning set forth in Section 9.3.1.

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

1.77“Initial Research Plan” has the meaning set forth in Section 4.4.

1.78“Initial Research Term” has the meaning set forth in Section 4.3.

1.79“Initial Target” means [*].

1.80“Initiation” means, with respect to a Clinical Trial, the first dosing in the first human subject in such Clinical Trial.

1.81“Internal Compliance Codes” has the meaning set forth in Section 10.4.3.

1.82“Internal Merus Program” means a bona fide internal program of research and development activities directed to a Target that [*] is (a) being conducted by Merus or its Affiliates, or (b) the subject of [*].

1.83“Inventions” means all discoveries, developments, processes, methods, formulations, compositions of matter, articles of manufacture, materials, and inventions, whether or not patentable, that are created, conceived of, or discovered by or on behalf of a Party (whether solely or jointly by the Parties) in the course of performing activities under this Agreement, together with all intellectual property rights therein.

1.84“[*] Know-How” has the meaning set forth in [*].

1.85“[*] Patents” has the meaning set forth in [*].

1.86“Joint Patent” has the meaning set forth in Section 9.1.2(c).

1.87“Joint Research Program Know-How” means any: (a) Research Program Know-How created, conceived of, or discovered jointly by the Parties (whether by employees of the Parties or their Affiliates or Third Parties acting on their behalf); (b) or improvements made by either Party under this Agreement to [*]; or (c) any [*].

1.88“Joint Research Program Patent” means any Patent that Covers any Joint Research Program Know-How [*].

1.89“JSC” has the meaning set forth in Section 2.3.

1.90“Know-How” means any non-public proprietary scientific or technical information, inventions, discoveries, results and data of any type whatsoever, in any tangible or intangible form, including non-public inventions, discoveries, databases, safety information, practices, methods, instructions, techniques, processes, drawings, documentation, specifications, formulations, formulae, knowledge, know-how, trade secrets, materials, skill, experience, test data and other non-public information and technology applicable to formulations, compositions or products or to their Exploitation or to methods of assaying or testing them, including pharmacological, pharmaceutical, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, Personal Information, physical and analytical, safety, quality control data, manufacturing, and stability data, materials, studies and procedures, and manufacturing process and development information, results and data.

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

1.91“Lilly” has the meaning set forth in the Preamble.

1.92“Lilly Background Know-How” means: any and all Know-How that Lilly or any of its Affiliates: (a) Controls as of the Effective Date; or (b) discovers, creates or acquires outside the scope of the Research Program, in each case of (a) and (b) that is necessary or reasonably useful for the Exploitation of a Compound or Product.

1.93“Lilly Background Patent” means any Patent: (a) that solely Covers any Lilly Background Know-How; and (b) that Lilly or any of its Affiliates (i) Controls as of the Effective Date or (ii) acquires outside the scope of the Research Program.

1.94“Lilly Competitor” means a company that: [*] has a [*] program [*] expected or intended to have application for [*]; and [*] either (i) has a market capitalization of [*], or (ii) during the Calendar Year [*], had reported [*] sales of [*].

1.95“Lilly De-Novo Sequence” means a [*] sequence that binds a Lilly Target and is: (a) discovered, created or generated by or on behalf of Lilly or its Affiliates (but not by Merus, its Affiliates or any of their respective subcontractors, in each case, pursuant to this Agreement) in connection with the exercise of its rights or the performance of its activities under this Agreement, (b) included in a Modified Compound or Product derived from such Modified Compound, and (c) not (i) [*], or (ii) [*].  For clarity, any Lilly De-Novo Sequence would be included within the Lilly Sole IP.

1.96 “Lilly Indemnitee” has the meaning set forth in Section 11.1.1.

1.97“Lilly Know-How” means all Know-How Controlled by Lilly or any of its Affiliates as of the Effective Date or during the Term, in each case, that is mutually and specifically agreed by the JSC in writing to be necessary or reasonably useful for Merus to conduct activities under any Research Plan.

1.98“Lilly Patent” means any Patent Controlled by Lilly or any of its Affiliates as of the Effective Date or during the Term, that Covers any Lilly Know-How.

1.99“Lilly Prosecuted Patents” has the meaning set forth in Section 9.2.2(a).

1.100“Lilly Research Program Know-How” means any Research Program Know-How created, conceived of, or discovered solely by or on behalf of Lilly or any of its Affiliates (other than by Merus or its Affiliates).

1.101“Lilly Research Program Patent” means any Patent that Covers any Lilly Research Program Know-How and that does not Cover any Merus Platform IP or Lilly Target Binder IP.

1.102“Lilly Sole Arising IP” has the meaning set forth in Section 9.1.2(a).

1.103“Lilly Sole IP” has the meaning set forth in Section 9.2.3.

1.104“Lilly Target Binder” means a Target Binder [*] for potential use in a Collaboration Compound [*] in accordance with the process set forth in Section 4.2.  [*].

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

1.105“Lilly Target Binder IP” means any Know-How that: (a) is generated in the performance of activities under this Agreement by or on behalf of either Party either alone or jointly (including jointly with the other Party); and (b) is [*] to any Lilly Target Binder [*].

1.106“Lilly Target Binder Patents” means any Patent that: (a) Lilly or any of its Affiliates Control as of the Effective Date or during the Term; and (b) Covers any Invention within the Lilly Target Binder IP.

1.107“Lilly Target Pair” means any Lilly Target together with CD3, but not any additional Target.

1.108“Lilly Targets” means, individually or collectively, the Initial Target, the Additional Targets, and any Replacement Targets, but in each case excluding any and all Replaced Targets.

1.109“Losses” has the meaning set forth in Section 11.1.1.

1.110“Manufacture” and “Manufacturing” means any and all activities related to the production, manufacture, formulation, finishing, packaging, labeling, shipping and holding of any Compound or Product, or other compound, product or therapy, or any component, intermediary or precursor thereof (including, for clarity, expression vectors, cell lines, culture media and feeds), and including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture, quality assurance and quality control (including testing).

1.111“Marketing Authorization” means, collectively, all Regulatory Approvals (including any Pricing and Reimbursement Approval) from the relevant Regulatory Authority necessary to initiate marketing and selling a Product in a country or jurisdiction.

1.112“Materials Transfer Record” has the meaning set forth in Section 4.9.

1.113“Merus” has the meaning set forth in the Preamble.

1.114“Merus Background Know-How” means any and all Know-How that Merus or any of its Affiliates Controls, and: (a) that exists as of the Effective Date; or (b) that is discovered, created or acquired outside the scope of the Research Program after the Effective Date, in each case ((a) and (b)), [*] for the Exploitation of a Compound or Product.  For clarity, any Manufacturing-related Know-How disclosed to Lilly pursuant to Section 5.1 shall be deemed Merus Background Know-How for all purposes hereunder.

1.115“Merus Background Patent” means any Patent: (a) that Covers any Merus Background Know-How; and (b) that Merus or any of its Affiliates Controls (i) as of the Effective Date or (ii) that is acquired outside the scope of the Research Program.  For clarity, each of the Patents set forth on Exhibit 10.2.4 as of the Effective Date are Merus Background Patents.

1.116“Merus External Costs” means costs, expenses, and charges [*] in the performance of Research under the applicable Research Plan.

1.117“Merus Indemnitee” has the meaning set forth in Section 11.1.2.

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

1.118“Merus Internal Costs” means [*] in the performance of the Research under the applicable Research Plan.

1.119“Merus Know-How” means, individually or collectively, the Merus Background Know-How, the Merus Platform IP, the Merus Research Program Know-How and Merus’s share in the Joint Research Program Know-How, in each case, [*] for, the Exploitation of Compounds or Products.

1.120“Merus Materials” has the meaning set forth in Section 4.10.

1.121“Merus Patent” means any Patent that is a Merus Background Patent, Merus Platform Patent or Merus Research Program Patent and Merus’s share in each Joint Patent (subject to Section 9.1.4), but specifically excluding any Patent that is assigned to Lilly pursuant to Section 9.1.2(d), from and after the date of such assignment.

1.122“Merus Platform IP” means all Inventions and Know-How that: (a) (i) Merus or any of its Affiliates Controls as of the Effective Date or during the Term, or (ii) is generated in the performance of activities under this Agreement by or on behalf of either Party either alone or jointly (including jointly with the other Party) including any of their Affiliates, employees, independent contractors or consultants in the course of conducting activities under this Agreement; and (b) relates to the Merus Platform Technology or any component of the Merus Platform Technology [*].

1.123“Merus Platform Patent” means any Patent that (a) Merus or any of its Affiliates Control as of the Effective Date or during the Term and (b) Covers any subject matter within the Merus Platform IP.

1.124“Merus Platform Technology” means Merus’s proprietary: (a) Biclonics® [*] technology [*]; (b) [*] binding domains or variants thereof; (c) technology for [*] into bi-specific constructs; (d) [*]; and (e) [*], that in each case of (a) through (e), [*] are not [*] publicly available (i.e., [*]).

1.125“Merus Prosecuted Patents” has the meaning set forth in Section 9.2.2(b).

1.126“Merus Research Program Know-How” means any Research Program Know-How created, conceived of, or discovered solely by or on behalf of Merus or any of its Affiliates.

1.127“Merus Research Program Patent” means any Patent that Covers any Invention within the Merus Research Program Know-How, and that does not Cover any Merus Platform IP or Lilly Target Binder IP.

1.128“Merus Sole Arising IP” has the meaning set forth in Section 9.1.2(b).

1.129“Merus Sole IP” has the meaning set forth in Section 9.2.3.

1.130“Milestone Events” has the meaning set forth in Section 8.3.

1.131“Milestone Payments” has the meaning set forth in Section 8.3.

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

1.132“Modified Compound” means any analog, derivative, or modified version of a Collaboration Compound that is generated by or on behalf of Lilly or any of its Affiliates (other than by Merus or its Affiliates during the Research Term), in each case that is directed against the applicable Lilly Target Pair, but excluding such Lilly Target Pair together with a third Target (and, for clarity, Lilly is not licensed under the terms of this Agreement to generate any such multi-specific compound), and excluding any analog, derivative, or modified version of a Collaboration Compound where the modification is [*].  For clarity, where a Modified Compound generated by or on behalf of Lilly or any of its Affiliates is [*], such compound shall be considered a Modified Compound for all purposes hereunder.

1.133“Monospecific Compound” means any compound directed against a Lilly Target alone (as a monospecific or as an ADC), wherein the compound incorporates, is derived from, or is a modification to [*] of a Collaboration Compound or a Modified Compound.

1.134“Net Sales” means, with respect to a particular Product, the gross amount invoiced by Lilly, its Affiliates, or any Sublicensee thereof to unrelated Third Parties (excluding any Sublicensee) for such Product in the Territory, less:

[*]

Such amounts shall be determined from the books and records of Lilly or the applicable Sublicensee, maintained in accordance with U.S. GAAP or, in the case of Sublicensees, U.S. GAAP or IFRS, as consistently applied across Lilly’s product portfolio. [*]. [*], Net Sales of the Product shall be deemed to be the cash value of such other payment.

In the event that the Product is sold as part of a Combination Product (where “Combination Product” means any pharmaceutical product which comprises the Product and other active compound(s) and/or ingredient(s)), the Net Sales of the Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product (as defined in the standard Net Sales definition) by the fraction, A / (A+B) where A is [*] in the same period of time and in the same country of sale as the Combination Product, and B is [*] in the same period of time and in the same country of sale as the Combination Product.  For clarity, a Product that is an ADC would not be considered a Combination Product [*].

In the event that the weighted average sale price of the Product can be determined but the weighted average sale price of the other compound(s) or ingredient(s) cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction A / C where A is [*] in the same period of time and in the same country of sale as the Combination Product and C is [*] of the Combination Product.

In the event that the weighted average sale price of the other compound(s) or ingredient(s) can be determined but the weighted average sale price of the Product cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the following formula: one (1) minus (B / C) where B is [*] in the same quantity as contained in the Combination Product in the same period of time and in the same country of sale as the Combination Product and C is [*] of the Combination Product.

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

In the event that the weighted average sale price of both the Product and the other compound(s) or ingredient(s) in the Combination Product cannot be determined, the Net Sales of the Product shall be deemed to be equal to [*] of the Net Sales of the Combination Product.

The weighted average sale price for a Product, other compound(s) or ingredient(s), or Combination Product shall be calculated on a Combination Product-by-Combination Product and country-by-country basis once each Calendar Year and such price shall be used during all applicable royalty-reporting periods for such Combination Product in such country for the entire following Calendar Year.  When determining the weighted average sale price of a Product, other compound(s) or ingredient(s), or Combination Product, the weighted average sale price shall be calculated by dividing the sales dollars (translated into Dollars) by the units of active ingredient sold during the twelve (12) months (or the number of months sold in a partial Calendar Year) of the preceding Calendar Year for the respective Product, other compound(s) or ingredient(s), or Combination Product.  In the initial Calendar Year, a forecasted weighted average sale price will be used for the Product, other compound(s) or ingredient(s), or Combination Product.  Any over or under payment due to a difference between forecasted and actual weighted average sale prices will be [*] the following Calendar Year.

[*]

1.135“Parallel Program” means a Lilly program outside of the scope of this Agreement that: (a) is directed to [*]; (b) includes at [*]; and (c) [*], has not been terminated or [*].  For clarity: [*].

1.136“Party” and “Parties” has the meaning set forth in the Preamble.

1.137“Party Specific Regulations” has the meaning set forth in Section 10.4.2.

1.138“Patent Working Group” has the meaning set forth in Section 9.2.

1.139“Patents” means: (a) pending patent applications including provisional or non-provisional applications, issued patents, utility models and designs; (b) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing; and (c) extensions, renewals or restorations of any of the foregoing by existing or future extension, renewal or restoration mechanisms, including supplementary protection certificates or the equivalent thereof, including in any country of the world.

1.140“Patent Challenge” has the meaning set forth in Section 13.2.4(c).

1.141“Payment” has the meaning set forth in Section 8.8.2.

1.142“Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

1.143“Personal Information” means, in addition to any definition for any similar term (e.g., “personal data” or “personally identifiable information” or “PII”) provided by Applicable Laws, or

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

by either Party in any of its own privacy policies, notices or contracts, all information that identifies, could be used to identify, or is otherwise associated with an individual person, whether or not such information is associated with an identified individual person.

1.144“Phase I Clinical Trial” means a clinical trial of a Product generally consistent with 21 C.F.R.  § 312.21(a) (or the non-United States equivalent thereof).

1.145“Phase II Clinical Trial” means a clinical trial of a Product generally consistent with 21 C.F.R.  § 312.21(b) (or the non-United States equivalent thereof).

1.146“Phase III Clinical Trial” means a clinical trial of a Product generally consistent with 21 C.F.R.  § 312.21(c) (or the non-United States equivalent thereof).

1.147“Pricing and Reimbursement Approval” means, with respect to a Product, the approval, agreement, determination or decision of any Regulatory Authority establishing the price or level of reimbursement for such Product, as required in a given country or jurisdiction prior to sale of such Product in such country or jurisdiction.

1.148“Product” means any pharmaceutical product, in any preparations and presentations, in any dosage strengths, compositions, formulations, and routes of administration, in each case, that incorporates, contains or comprises a Compound other than a Research Compound.  For clarity: (a) Products shall not include any compound or product that is directed to a Lilly Target Pair together with any other Target, and Lilly is not licensed by Merus to generate any such multi-specific product under the terms of this Agreement; and (b) where the same Compound is Developed or Commercialized as a monotherapy or as part of a combination therapy in multiple preparations, presentations, dosage strengths, compositions, formulations, or routes of administration, each of the foregoing shall constitute the same “Product” for all purposes hereunder.

1.149“Product Patent” means any Patent within the Merus Patents (excluding any Merus Platform Patents) or Lilly Patents (excluding any Lilly Target Binder Patent), in each case, that Covers the composition of matter, or method of using or making, a specific Collaboration Compound, Modified Compound, Monospecific Compound or Product, including [*] (and for clarity, excluding any such Patent that only Covers [*]. [*]; provided however that where the [*] of any specific Collaboration Compound, or any Modified Compound or Monospecific Compound for which [*].

1.150“Project Manager” has the meaning set forth in Section 2.2.

1.151“Prosecute and Maintain” or “Prosecution and Maintenance” with respect to a particular Patent, means all activities associated with the preparation, filing, prosecution and maintenance of such Patent, together with the conduct of interferences, derivation proceedings, inter partes review and post-grant review, the defense of oppositions and other similar proceedings with respect to that Patent, including any activities associated with claims, including as a claim, counterclaim or declaratory judgment action, of unpatentability, invalidity or unenforceability of such Patent that are brought by a Third Party in connection with an Infringement under Section 9.3.

1.152“Prosecuting Party” has the meaning set forth in Section 9.2.1.

1.153“Purchase Agreement” has the meaning set forth in the Recitals.

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

1.154“Receiving Party” has the meaning set forth in Section 12.1.1.

1.155“Reduced Payment Product” means any Product that: (a) is a Monospecific Compound comprising any Target Binder of a Collaboration Compound or a Modified Compound that [*]; or (b) a Collaboration Compound or Modified Compound that [*]. For clarity, [*].

1.156“Regulatory Approvals” means, collectively, any and all approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations, permits, notifications, and authorizations (including marketing and labeling authorizations) or waivers of any Regulatory Authority that are necessary for the Exploitation of a pharmaceutical product (including any Product) in any country or jurisdiction, including Pricing and Reimbursement Approval, as applicable.

1.157“Regulatory Authority” means any Governmental Authority that has responsibility in its applicable jurisdiction over the Exploitation of pharmaceutical products (including any Product) in a given jurisdiction.  For countries where governmental approval is required for pricing or reimbursement for a pharmaceutical product (including any Product) to be reimbursed by national health insurance (or its local equivalent), Regulatory Authority includes any Governmental Authority whose review or approval of pricing or reimbursement of such product is required.

1.158“Regulatory Filings” means, collectively, any and all applications, filings, submissions, approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations, permits, notifications, and authorizations (including marketing and labeling authorizations) or waivers with respect to the Exploitation of a Product made to or received from any Regulatory Authority in a given country, including INDs.

1.159“Relevant Third Party IP” has the meaning set forth in Section 6.8.

1.160“Replaced Target” has the meaning set forth in Section 3.3.

1.161“Replacement Period” has the meaning set forth in Section 3.3.

1.162“Replacement Target” has the meaning set forth in Section 3.3.

1.163“Research” means any and all activities directed to the discovery, identification, generation, screening, testing, validation, functional testing, assessment and optimization of a Compound or Product (or other compound, product or therapy, as the context requires) in advance of Development, including the selection, discovery, generation, optimization or identification of Target Binders.  When used as a verb, “Researching” means to engage in Research, and “Researched” has a corresponding meaning.

1.164“Research Budget” has the meaning set forth in Section 4.4.

1.165“Research Compound” means, with respect to each Research Program, each compound that is created, conceived of, discovered or delivered by or on behalf of Merus or its Affiliates under the applicable Research Plan that: [*]

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

1.166“[*] Know-How” means any Know-How comprising any panel of [*] antibody constructs [*] to identify or select the Collaboration Compounds associated with such Research Program [*], but specifically excluding: [*], and (b) any [*], including in each case, the sequences thereof (including, for clarity, [*]).

1.167“[*] Patents” means any Patent containing claims that Cover any [*].

1.168“Research Continuance Scenario” has the meaning set forth in Section 15.8.2(b).

1.169“Research Expenditures” has the meaning set forth in Section 4.6.1.

1.170“Research Plan” has the meaning set forth in Section 4.4.

1.171“Research Program” has the meaning set forth in Section 4.1

1.172“Research Program Know-How” means all Know-How created, conceived of, or discovered by or on behalf of either Party, either alone or jointly (including jointly with the other Party), during the Research Term in the performance of the Research Program that is not Merus Platform IP or Lilly Target Binder IP.

1.173“Research Program Patent” means any Patent that Covers Research Program Know-How and that does not Cover any Merus Platform IP or Lilly Target Binder IP, but excluding any [*].

1.174“Research Term” has the meaning set forth in Section 4.3.

1.175“Research Transfer” has the meaning set forth in Section 15.8.2(a)(i).

1.176“Research Transfer Scenario” has the meaning set forth in Section 15.8.2(a).

1.177“Reserved Target” has the meaning set forth in Section 3.4.

1.178“Review Period” has the meaning set forth in Section 4.6.3(d).

1.179“Residuals” has the meaning set forth in Section 12.1.5.

1.180“Royalty” has the meaning set forth in Section 8.4.2.

1.181“Royalty Term” has the meaning set forth in Section 8.4.1.

1.182“Royalty-Bearing Claim” means with respect to a [*] Product, any Valid Claim in any: (a) Product Patent that Covers [*] the composition of matter of such Product, or [*] a method of use of such Product [*], or (b) Merus Patent [*] that Covers the [*] composition of matter of such Product, [*], or [*] a method of use of such Product [*], in each case of (a) and (b), [*].

1.183“Sublicensee” means a Third Party that is granted a license or sublicense to Exploit Products in the Field in the Territory, beyond the mere right to purchase Products from Lilly and its Affiliates and resell such Products, and excludes Lilly’s Affiliates or Third Party subcontractors that act solely for Lilly or its Affiliates in the supply chain or that perform discrete services (as opposed to being granted broad rights or responsibilities) on behalf of Lilly or its Affiliates.

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

1.184“Success Criteria” means, on a Research Program-by-Research Program basis, those specific requirements set forth in the applicable Research Plan qualifying a Research Compound to be designated as [*] Collaboration Compounds, subject to the number of lead and back-up Collaboration Compounds for each such Research Program [*].

1.185“Target” means a tumor-associated antigen.

1.186“Target Binder” means one or more: [*] that is sufficient to confer specific antigen binding to CD3 or a Lilly Target.

1.187“Term” has the meaning set forth in Section 13.1.

1.188“Terminated Compound” has the meaning set forth in Section 13.4.3.

1.189“Terminated Product” has the meaning set forth in Section 13.4.3.

1.190“Terminated Target” has the meaning set forth in Section 13.4.3.

1.191“Territory” means worldwide.

1.192“Third Party” means any Person other than Lilly or Merus (or their respective Affiliates).

1.193“U.S.” means the United States of America.

1.194“Unavailable Target” means, with respect to a Target, that, at the relevant time, such Target is the subject of: (a) (i) at least [*], or (ii) an [*], in each case ((i) and (ii)) for use of such Target [*], or that grants (or is intended to grant) rights for such Target that [*], or (b) an [*].

1.195“Valid Claim” means a claim contained in: (a) an issued and unexpired Patent that has not been revoked or held unenforceable, unpatentable or invalid by a judgment of a court or other governmental agency of competent jurisdiction, such judgment being final and unappealable (or judgment from which no appeal was taken within the allowable time period) or (b) a Patent application that has been pending [*] or less from the filing date and that has not been abandoned (without the possibility of refiling) or finally rejected by a judgment of a court or other governmental agency of competent jurisdiction, such judgment being final and unappealable (or judgment from which no appeal was taken within the allowable time period).

1.196“Withholding Tax Action” has the meaning set forth in Section 8.8.2.

1.197“Working Group” has the meaning set forth in Section 2.4.

Article 2

GOVERNANCE AND JOINT STEERING COMMITTEE

2.1Alliance Managers

.  Within [*] following the Effective Date, each Party shall appoint one (1) individual to act as the Alliance Manager for such Party (each, an “Alliance Manager”).  Without limiting the responsibilities and authorities of Project Managers or the JSC (as expressly set

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

forth herein), the Alliance Managers shall each be the primary point of contact for the Parties regarding the collaboration and related activities contemplated by this Agreement and shall help facilitate all such activities hereunder.  Each Alliance Manager shall be permitted to attend meetings of the JSC and any sub-committee as a nonvoting observer.  Either Party, upon prior written notice to the other Party, may change its Alliance Manager.  For clarity, the same employee may, but need not, be both the Alliance Manager and a Project Manager.

2.2Project Managers

.  Lilly and Merus shall each assign one (1) employee to serve as the primary point of contact between the Parties with respect to each Lilly Target being Researched under the Research Programs (each, a “Project Manager”).  Each Project Manager shall have appropriate technical expertise in connection with the subject matter of the applicable Research Program.  The Project Managers shall regularly communicate with each other to address Research Program-related issues, needs and updates and facilitate communications and organization of Working Groups associated with the Research Plan.  Either Party, upon reasonable prior notice to the other Party, may change its Project Manager.  For clarity, the same employee may, but need not, be the Project Manager for multiple Lilly Targets.

2.3Joint Steering Committee

.  Within [*] after the Effective Date, the Parties shall establish a cross-functional, joint steering committee (the “JSC”) composed of up to [*] senior representatives from each Party (provided that each Party has an equal number of representatives) that will oversee and manage the collaboration between the Parties with respect to each Research Program.  The JSC may, from time to time, establish subcommittees and Working Groups as it deems necessary to further the purposes of this Agreement.  Each Party shall appoint its respective representatives to the JSC from time to time, and may change its representatives, in its sole discretion, effective upon written notice to the other Party designating such change.  The representatives from each Party shall have appropriate technical credentials, experience and knowledge pertaining to, and ongoing familiarity, with the Research and applicable Research Programs.  [*]

2.4Working Groups

.  The Parties may establish working groups consisting of members from both Merus and Lilly (each, a “Working Group”) to oversee aspects of the activities of each Research Program.  From time to time, the Parties may establish additional Working Groups as needed to oversee particular activities and/or projects.  Each Working Group shall undertake the activities delegated to it by the JSC (excluding the Patent Working Group, which shall be separately constituted hereunder and shall not report to, or accept delegation from, the JSC).  During the process of establishing each Working Group, and subject to the foregoing, such Working Group and the JSC shall agree regarding which matters such Working Group will resolve on its own and which matters such Working Group will advise the JSC and/or the Project Managers regarding (and with respect to which such advice-specific matters the JSC will resolve).

2.5Function and Powers of the JSC

.  The JSC will:

(a)(i) approve the Initial Research Plan attached hereto as Exhibit 4.4.1 within [*] of the Effective Date, (ii) prepare, discuss, and approve each subsequent Research Plan for each Research Program, and (iii) prepare, review, discuss, and approve any amendments that may be necessary or desired to the Research Plans;

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

(b)oversee the implementation of the Research Plans, including the activities, timing and deliverables thereunder, and coordination of such activities and timing across Research Programs and mutually agree [*], as described in Section 4.1;

(c)discuss the progress of the Research and the Research Programs generally, and the discovery, identification, selection and validation of the Compounds and Products;

(d)provide a forum for the Parties to share and discuss information relating to the research and validation of the Lilly Targets, Compounds and Products, including the results of the activities being carried out under the Research Plans;

(e)address issues arising in the performance of the Research Plans, including specifically [*]

(f)direct and oversee any operating Working Groups on all significant issues, and resolve disputed matters that may arise at the Working Groups;

(g)facilitate the exchange of Know-How or materials (pursuant to Section 4.9 or Section 4.10, as applicable) as required hereunder, including by establishing a recordation process for, [*] the Final Research Deliverables;

(h)agree and specifically identify any information or materials Lilly provided to Merus for the conduct of activities under any Research Plan and that are non-public and proprietary to Lilly as Lilly Know-How, not otherwise documented or addressed under Section 2.5(e)(iii); and

(i)perform any and all tasks and responsibilities that are expressly attributed to the JSC under this Agreement or as otherwise agreed by the Parties in writing.

2.6Meetings

.  The JSC will meet at least [*] during the Research Term.  The JSC may conduct such meetings by telephone, videoconference, or in person.  Each Alliance Manager may call special meetings of the JSC with at least [*] prior written notice, or a shorter time period in exigent circumstances, to resolve particular matters requested by such Party that are within the purview of the JSC, the resolution of which cannot be reasonably postponed until the next regularly scheduled JSC meeting.  Meetings of the JSC are effective only if at least [*] of each Party participates in such meeting, not including the Alliance Manager.  Each Alliance Manager shall be permitted to attend meetings of the JSC, and any Working Group, as a non-voting observer.  Each Alliance Manager may invite a reasonable number of other participants, in addition to its representatives, to attend JSC meetings in a non‑voting capacity; provided that if either Alliance Manager intends to have any Third Party (including any consultant) attend such a meeting, such Alliance Manager shall provide prior written notice to the other Alliance Manager.  Such Alliance Manager shall ensure that each such Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement.  Each Party is responsible for its own expenses incurred in connection with participating in and attending all such meetings.  The [*] Alliance Manager or his/her designee shall keep minutes of each JSC meeting that records in writing all decisions made, action items assigned or completed and other appropriate matters.  The [*] Alliance Manager shall send meeting minutes to all members of the JSC promptly after a meeting for review.  Each JSC member shall have [*] from receipt in which to comment on and to approve the minutes (such approval not to be unreasonably withheld,

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

conditioned or delayed).  If a JSC member, within such time period, does not notify the [*] Alliance Manager that s/he does not approve of the minutes, the minutes shall be deemed to have been approved by such member.  The Parties acknowledge and agree that, notwithstanding the requirements of this Section 2.6 for the JSC to meet [*], the Parties shall communicate and meet (as appropriate, including via the Project Managers) on a more informal basis as needed to discuss the progress of the Research Programs.

2.7Decisions

.  In conducting themselves on the JSC or any Working Group, and in exercising their rights under this Article 2, all representatives of both Parties shall consider diligently, reasonably and in good faith all input received from the other Party.  The JSC will use reasonable efforts to make decisions on all matters by consensus, with the representatives of each Party having, collectively, one (1) vote on behalf of that Party.  If the JSC cannot reach consensus or a dispute arises that cannot be resolved within the JSC, either Party may refer such dispute to the Executive Officers for resolution.  If consensus cannot be reached with respect to a decision within [*] after attempted resolution by the Executive Officers, then:

2.7.1Merus shall have final decision-making authority with respect to: [*]; provided that Merus, in exercising its final decision-making authority with respect to subclause (b), shall not resolve any such a matter in a manner that: (i) excuses, reduces, or materially delays Merus’s obligations under this Agreement; (ii) amends, modifies, or waives compliance with the terms of this Agreement or any Research Plan; or (iii) materially increases Lilly’s obligations (including payment obligations) as a result, and in the case of the foregoing subclauses (i) through (iii), the status quo shall persist unless and until the Parties mutually agree; and

2.7.2Lilly shall have the final decision-making authority with respect to: [*]; provided that Lilly, in exercising its final decision-making authority, shall not resolve any such a matter in a manner that: (i) excuses, reduces, or materially delays its obligations under this Agreement; or (ii) amends, modifies, or waives compliances with the terms of this Agreement; and provided further that Lilly shall not have the right to exercise its final decision-making authority to: [*] in a manner that would require Merus to incur costs [*] that Lilly does not agree to reimburse, or [*] require Merus to violate or take any action in conflict with any agreement Merus may have with any Third Party, or [*].  In the case of the foregoing subclauses [*], the status quo shall persist unless and until the Parties mutually agree.

2.7.3Limitations on Final Decision Right.  Notwithstanding the final decision making rights of a Party set forth in Sections 2.7.1 and 2.7.2, neither Party shall exercise its right to finally resolve a dispute in connection with matters under this Article 2: [*]

2.8Authority

.  The Alliance Managers, Project Managers, JSC, and each Working Group have only the powers assigned expressly to them in this Article 2 and elsewhere in this Agreement (or in the case of Working Groups, as expressly assigned to them by the JSC).  Each Party retains the rights, powers, and discretion granted to it under this Agreement and neither Party may delegate or vest such rights, powers, or discretion in the Alliance Manager, a Project Manager, the JSC, or any Working Group, unless expressly provided for in this Agreement or the Parties expressly so agree in writing.  The JSC shall not have the power to amend, waive or modify any term of this Agreement, and no decision of the JSC shall be in contravention of any terms and conditions of this Agreement.  It is understood and agreed that issues to be formally decided by the JSC are limited to those specific issues that are expressly provided in this Agreement to be decided by the JSC.

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

2.8.1Discontinuation of JSC.  The JSC will automatically disband upon the expiration of the Research Term.  Once disbanded, all approval rights of the JSC, or final decision making authority granted to a Party pursuant to this Agreement, shall become approval rights of the corresponding Party (i.e., mutual agreement by the Parties or final decision making authority by a Party).

Article 3

TARGET SELECTION AND REPLACEMENT

3.1Lilly Targets

.  During the Research Term, Lilly will have the right to select up to three (3) Targets to be included as Lilly Targets for Research.  As of the Effective Date, the Parties have identified the Initial Target to be the subject of Research under this Agreement.  During the Research Term, Lilly may (a) select up to [*] as Lilly Targets for Research and (b) until the expiration of the [*] replace any Lilly Targets (pursuant to Section 3.3) for Research, provided that there may be no more than [*] under this Agreement.

3.2Additional Targets

.  During the Research Term, Lilly shall have the right to name up to [*] to be included as Lilly Targets for Research under this Agreement (“Additional Targets”).  Lilly may exercise such right [*] during the Research Term by providing written notice to Merus, through the JSC, of the identity of the Additional Target, provided that Lilly may not name any Unavailable Target as an Additional Target.  [*]

3.3Replacement Targets

.  Until the expiration of [*] (the “Replacement Period”), Lilly shall have the right to replace [*] with a replacement Target (each, a “Replacement Target”); provided that Unavailable Targets shall not be eligible to be selected by Lilly as Replacement Targets.  Lilly may exercise such right [*] by providing written notice to Merus, through the JSC, of the identity of the Replacement Target as well as the Lilly Target to be replaced (such target, the “Replaced Target”).  [*]  For clarity, (a) Lilly may at its discretion and subject to the process set forth in this Section 3.3, [*], subject to the [*] limit in the aggregate across all Research Programs, (b) all rights in Replaced Targets shall revert to Merus, and the licenses to Lilly with respect to Collaboration Compounds arising from such Research Program shall not include any rights with respect to such Replaced Targets, and (c) a Replacement Target that replaces an Initial Target or Additional Target may itself be eligible to be replaced by a Replacement Target at any time during the Replacement Period, provided that [*].

3.4Reserved Targets

.  Promptly following the Effective Date, by and through the Gatekeeper process described in Section 3.5 below, the Parties shall identify up to [*] as Targets to be reserved under this Agreement (the “Reserved Targets”).  Lilly may maintain a maximum of [*].  During [*], unless otherwise agreed by Lilly in writing, Merus may not, directly or indirectly, either alone or with or through one (1) or more Third Parties (a) engage in [*] subject to any rights granted under any Existing Third Party Agreement that have been notified to Lilly in accordance with Section 6.2, [*]; or (b) collaborate or enter into any arrangement with, or work for the benefit of, any Third Party in connection with [*] any Reserved Target in combination with CD3 (alone or with another Target, i.e., a multispecific) or subject to any rights granted under any Existing Third Party Agreement [*].  Upon the earlier of the expiration of [*], any Reserved Target that has not been selected by Lilly

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

as a Lilly Target pursuant to the terms of this Article 3 will cease to be a Reserved Target and shall cease to be subject to the terms of this Agreement.

3.5Gatekeeper Process

.

3.5.1The Parties have agreed on an independent third party to act as an information gatekeeper (the “Gatekeeper”) through which (a) the Parties have worked, prior to the Effective Date, to identify the Initial Target, and (b) during the Research Term: [*] The costs of the Gatekeeper shall be shared equally by the Parties.

3.5.2As of the Effective Date, Merus has provided to the Gatekeeper the list of Unavailable Targets, and from time to time thereafter in response to Lilly notifying the Gatekeeper that it wishes to inquire whether a Target is Unavailable so long as Lilly has not yet designated [*] Lilly Targets during the Research Term, (a) Merus will provide the Gatekeeper [*] with a then-current list of all Unavailable Targets (such list of Unavailable Targets, as updated from time to time as set forth in this Section 3.5.2, the “Unavailable Target List”) and (b) [*].  Upon receipt of an inquiry, the Gatekeeper will notify Merus of its receipt of an inquiry from Lilly without disclosing the subject Target, after which Merus will [*] provide the Gatekeeper with any updates to the Unavailable Target List.  The Gatekeeper will inform Lilly in writing whether the subject Target is an Unavailable Target within [*] of receipt of Merus’s updated Unavailable Target List and, if the Target is a not an Unavailable Target, the Gatekeeper will inform Lilly of the availability of such Target.  If the Gatekeeper notifies Lilly in response to an inquiry that a Target is an Unavailable Target, Lilly will not have exhausted any of its rights to identify Targets as a result of the inquiry.  If, during the Research Term, [*].

[*], unless, as of such date, [*].

3.5.3During the Research Term, [*].

Article 4

RESEARCH PROGRAM

4.1Research Program Overview and Responsibilities

.  Merus and Lilly will collaborate in a program, on a Lilly Target-by-Lilly Target basis, to Research Compounds and Products directed against such Lilly Target Pair (each such program, a “Research Program”).  During the Research Term, each Party will be responsible for conducting all Research specifically allocated to such Party in the applicable Research Plan.  Under each Research Plan, the Parties will endeavor to [*] based on the scientific facts and circumstances, prior to commencing the applicable Research Plan. For clarity: (a) the target [*]; and (b) Merus shall not, without Merus’s prior written consent, be obligated to [*] for each Research Program.  Merus’s performance of its respective Research obligations shall be funded as set forth in Section 4.6.

4.2Diligence Efforts

.  Each Party shall use Commercially Reasonable Efforts to execute and to perform, or cause to be performed, in a good scientific manner and in compliance with Applicable Law, the Research activities assigned to it in each Research Plan with respect to each Lilly Target and Lilly Target Pair.  With respect to each Research Program, Merus’s obligations under a Research Plan shall cease upon the earlier of (a) the expiration of the Research Term and (b) Merus’s

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

fulfillment of its obligations under the applicable Research Program and delivery to Lilly of the Final Research Deliverables.  [*] Lilly may provide Lilly Target Binders to be engineered into a Research Compound by Merus pursuant to any such Research Program for the generation of [*] under the applicable Research Program; provided that: (i) such Collaboration Compounds incorporating a Lilly Target Binder (where such Lilly Target Binder is incorporated prior to the delivery to Lilly of the Final Research Deliverables) [*]; and (ii) Lilly otherwise retains all rights in and to such Lilly Target Binders as are contributed to any given Research Program, including, for the avoidance of doubt, all rights to Exploit monospecific, bispecific or multispecific compounds, any components thereof, and all products incorporating the foregoing (outside the scope of this Agreement), that in each case utilize such Lilly Target Binder (and that are not developed or generated utilizing the Merus Platform Technology [*], in each case, Merus has disclosed to Lilly hereunder), and such compounds and products shall not be subject to the payment of any consideration to Merus hereunder by reason of such Lilly Target Binder being so used.

4.3Research Term

.  The period of time in which the Research Programs shall be conducted will commence on the Effective Date and continue until the earlier of (a) the date upon which a total of three Research Programs have delivered at least [*] and (b) the [*] of the Effective Date (the “Initial Research Term”).  At least [*] in advance of the expiration of such Initial Research Term, Lilly may [*], by written notice to Merus, elect to further extend the term of such Research Program by an additional six (6) months (such extension, the “1st Extension Term”) and, at least [*] in advance of the expiration of such 1st Extension Term, may further elect to extend the term of such Research Program by another additional six (6) months (such further extended term, the “2nd Extension Term”, and with the 1st Extension Term, the “Extension Terms”), provided that (a) the 2nd Extension Term shall be solely for [*], (b) [*], and (c) as consideration for [*], Lilly shall pay to Merus [*] “Extension Fee”).  [*] Extension Fee shall be payable by Lilly no later than the date of expiration of [*].  The Initial Research Term, together with any Extension Term, and any further extensions as may be mutually agreed by the Parties (in each case, solely to extent such extensions occur), shall be deemed the “Research Term.”

4.4Research Plans

.

4.4.1Content.  The Parties shall conduct the Research Program for each Lilly Target Pair pursuant to a comprehensive written research plan (each, a “Research Plan”) that sets forth, for each such Research Program: (a) the objective of the applicable Research Plan and the Research activities to be conducted by each of the Parties, and the allocation of activities and responsibilities between the Parties; (b) [*]; (c) the [*] of such activities; (d) the applicable Success Criteria; and (e) [*].  The Research Plan for the Initial Target is attached hereto as Exhibit 4.4.1 (the “Initial Research Plan”).  The Research Plan(s) for Additional Targets and any Replacement Targets shall be drafted by Merus promptly following the selection of the applicable Lilly Target, and Merus shall thereafter: (i) provide a draft of such Research Plan to the JSC [*], and (ii) provided that [*], in each case following the date on which Lilly names an Additional Target or Replacement Target as a Lilly Target for inclusion in the Lilly Target Pair in accordance with Article 3.  Each Research Plan shall substantially follow, in form and substance, the form of the Initial Research Plan, except to the extent the Parties agree to any deviations from such form with respect to any particular Additional Target or Replacement Target.

4.4.2Approval and Amendments.  The JSC shall regularly review the Research Plans (including the coordination of the activities across Research Programs and to account for the

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

number of active Research Plans at any given time) and the progress of activities being conducted under the Research Plans, in no event less frequently than [*].  Either Party may propose amendments to the Research Plan for a particular Research Program from time to time as appropriate, to take into account completion, commencement, or cessation of activities contemplated in the then-current Research Plan for such Research Program or any newly available information related to such Research Program.  Such amendments shall be effective upon JSC approval and subject to the decision making in accordance with Section 2.7. The Parties understand and agree that [*].

4.5Records; Reports

.

4.5.1Records.  Merus shall maintain, or cause to be maintained, during the Research Term and for a reasonable period of time thereafter that is consistent with industry standards, complete and accurate records (paper and electronic) of its Research data and results for each Research Program in sufficient detail and in a good scientific manner appropriate for scientific, patent, and regulatory purposes, which records will reasonably reflect all work performed by or on behalf of Merus under the Research Plan for each Research Program.  Lilly may request a copy of any such records of Merus, except that Merus may redact any portion of such records that Merus reasonably determines to constitute Confidential Proprietary Information that is not licensed to Lilly hereunder, or to which Lilly does not otherwise have a right hereunder.

4.5.2Reports and Data Package.  Each Party shall regularly report to the other Party through the JSC (or its designated Working Group) its results in conducting Research under the Research Plan for each Research Program.  For each Research Program, Merus shall provide the JSC with: (a) the Final Research Deliverables set forth in the Research Plan for such Research Program, [*] after the completion of Merus’s Research for such Research Program; and (b) at each regularly-scheduled JSC meeting, for any then ongoing Research Program during the Research Term, a reasonably detailed summary of [*] for such Research Program under this Agreement.

4.5.3Modified Compound Notice.  On a Research Program-by-Research Program basis, where Lilly has generated a Modified Compound or Monospecific Compound that it intends to Develop as a Product, [*], a “Modified Compound Notice”), provided that [*] and shall in any event treat it as Lilly’s Confidential Proprietary Information [*]; further provided [*].

4.6Research Program Funding

.

4.6.1Merus Research Costs.  Lilly will fund (in accordance with Section 4.6.3) all Merus Internal Costs and Merus External Costs (collectively, “Research Expenditures”) in accordance with the Research Budget set forth in the applicable Research Plan.  [*] On at least an annual basis for each Research Program, no later than July 31 in each Calendar Year, the Parties shall discuss through the JSC the Research Expenditures incurred during the prior [*], and the Research Expenditures expected to be incurred during the following [*].  Following such discussion, the JSC shall amend (if applicable) and approve the Research Budget for the applicable Research Program for the following Calendar Year.

4.6.2Compliance with Research Budget.  Merus shall promptly notify Lilly once its Research Expenditures [*].  Following such notice by Merus, the Parties shall discuss in good faith whether to amend the Research Budget; provided that Merus shall use Commercially Reasonable Efforts to manage the Research Expenditures to avoid exceeding the Research Budget absent any change in the Research Plan or any scientific or regulatory reasons beyond the reasonable control of

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

Merus (taking into account matters of objectively reasonable calculation and efficiency of application of Research Expenditures).

4.6.3Calculations of Research Expenditures; Reimbursement by Lilly.  The Research Expenditures shall be calculated and reimbursed in accordance with this Section 4.6.3 as follows:

(a)Lilly shall only be obligated to reimburse Merus to the extent that the nature and scope of the work performed by Merus: (i) [*]; or (ii) has otherwise been approved in advance in writing by Lilly via the JSC;

(b)Merus shall invoice Lilly for reimbursement of Merus Internal Costs for each Research Plan on a [*].  Lilly shall then have [*] after its receipt of such invoice to review such invoice and raise any amounts disputed in good faith to Merus.  For any amounts payable under an applicable invoice during such period that are not subject to a reasonable dispute by Lilly, Lilly shall pay the undisputed amounts under any such invoice [*].  Merus shall submit with [*] for such applicable invoiced period, including [*];

(c)Merus shall invoice Lilly for reimbursement of Merus External Costs for each Research Plan [*].  Irrespective of whether such payments are made in advance or in arrears, Lilly shall then have [*] after its receipt of such invoice to review such invoice and raise any amounts disputed in good faith to Merus.  For any amounts payable under an applicable invoice not disputed by Lilly in good faith, during such [*]; provided that if Lilly reimburses Merus for advance payments made by Merus [*];

(d)For the duration of Lilly’s funding commitment with respect to such Research Program, and for a period of [*] thereafter (the “Review Period”), Merus shall maintain complete and accurate books and records regarding the Research Expenditures invoiced to Lilly.  [*] mutatis mutandis (subject only to replacing references to “Lilly” with references to “Merus,” and vice versa, and other analogous changes, including changes related to the subject matter of the audit); and

(e)Without prejudice to Lilly’s right to recoup any improperly paid amounts identified after an invoiced amount has been paid (including where such amounts are identified as a result of an audit pursuant to Section 8.6), any payment dispute shall be resolved in accordance with the procedures set forth in Section 14.2, provided that the existence of any such dispute shall not relieve Lilly of its obligations to make payment on any non-disputed invoiced amounts or entitle Lilly to any reduction or offset with respect to any amounts otherwise payable under this Agreement.

4.7Certain Standards Applicable to Work

.  All Research conducted by either Party for non-regulated work under this Agreement will be conducted in accordance with the Research Plans, Eli Lilly and Company Good Research Practices, Eli Lilly and Company Animal Care and Use Requirement for Animal Researchers and Suppliers and all Applicable Laws, including those regarding data privacy and data security laws and regulations.  For purposes of this Agreement, “Eli Lilly and Company Good Research Practices” means the compiled set of shared research quality standards defining how Lilly’s research laboratories conduct good science for non-regulated work as set forth in Exhibit 4.7 Part A.  For purposes of this Agreement, “Eli Lilly and Company Animal Care and Use Requirement for Animal Researchers and Suppliers” means the guidelines relating

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

to animal care and use for research done on behalf of Lilly as set forth in Exhibit 4.7 Part B.  If Lilly reasonably requests, [*].  If Merus [*].  Merus maintains all rights to redact information and shield from such audit any confidential information of a Third Party, to the extent Merus deems such measures necessary to protect Merus’s obligations to any such Third Party.  Additionally, Lilly may [*], in each case provided that Lilly has requested [*] does not unreasonably interfere with Merus’s operations.  Lilly may also request that Merus exercise its rights, upon reasonable notice, to conduct a compliance audit under Merus’s agreements with Third Party subcontractors engaged in performing activities under this Agreement, if any, provided that such request may be made no more than [*].  All such audits shall be done at Lilly’s cost and expense and the parties shall cooperate in good faith with respect to the exercise of any such audit right.

4.8Subcontracting

.  Each Party may engage its Affiliates or Third Party subcontractors (including contract research organizations and contract manufacturing organizations) to perform such portions of its research obligations under the Research Program that it customarily engages for its other similar research activities.  The activities of any such Third Party subcontractors will be considered activities of such subcontracting Party under this Agreement.  The subcontracting Party shall ensure compliance by such Third Party subcontractors with the terms of this Agreement, including any applicable Research Plans.  The subcontracting Party shall ensure, prior to engaging any Third Party subcontractor, that such Third Party subcontractor is subject to written agreements containing terms and conditions that: (a) protect the rights of the Parties under this Agreement, including by imposing obligations of confidentiality on each such Third Party subcontractor that are no less than the obligations of confidentiality on each Party under this Agreement; (b) do not under any circumstance impose any payment obligations or liability on the non-subcontracting Party; and (c) are otherwise consistent with the relevant terms of this Agreement, including with respect to each Party’s obligations [*].

4.9Lilly Materials

.  In connection with the execution of the Research Plan, Lilly may need to transfer certain Lilly materials to Merus that are not otherwise delivered under a supply or other separate agreement between the Parties or their Affiliates.  In each such case, the Parties will mutually agree on the terms of such material transfer.  Any such materials provided to Merus shall be accompanied by a materials transfer record substantially in the form of Exhibit 4.9 (each a “Materials Transfer Record”) or as otherwise agreed through the JSC pursuant to Section 2.5(e) or 2.5(g).  In the event of such transfer, unless otherwise mutually agreed by the Parties in writing, Lilly shall be responsible for obtaining all necessary approvals and/or filings as required under Applicable Laws for the exportation of any such materials to Merus and Merus shall be responsible for obtaining all necessary approvals and/or filings as required under Applicable Laws for their importation and use by Merus.

4.10Merus Materials

.  In order to execute the Research Plan, Merus may need to transfer certain materials to Lilly that are not otherwise delivered under a supply or other separate agreement between the Parties or their Affiliates (“Merus Materials”).  On a Research-Program-by-Research Program basis, Lilly may use any Merus Materials that [*]; provided, however, that all other Merus Materials may only be used by Lilly for activities under the Research Plan, or such other activities [*].  Unless otherwise mutually agreed by the Parties in writing, Merus shall be responsible for obtaining all necessary approvals and/or filings as required under Applicable Laws for the exportation of Merus Materials to Lilly and Lilly shall be responsible for obtaining all necessary approvals and/or filings as required under Applicable Laws for their importation and use by Lilly.  All Merus Materials

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

will at all times remain the property of Merus and will be held confidential in respect to Third Parties and will not be transferred to a Third Party without prior written permission of Merus, unless the Third Party agrees to terms and use limitations at least as restrictive as those set forth in this Agreement and such transfer is documented by a materials transfer record similar to the Material Transfer Records used under this Agreement.  Upon the termination of this Agreement, Lilly will, at Merus’s sole discretion and Lilly’s cost, either (a) dispose of any residual Merus Materials not consumed by Lilly in the performance of this Agreement in accordance with Applicable Laws, or (b) upon request, return such Merus Materials to Merus.  Any Merus Materials provided to Lilly by Merus or by Lilly to any Third Party (to the extent permitted herein) shall be accompanied by a Materials Transfer Record.  Without limiting the foregoing, following the completion of a given Research Program with respect to a Lilly Target Pair, at Lilly’s request, Merus may transfer or cause to be transferred to Lilly any Manufacturing-related Merus Know-How reasonably necessary or useful for the Exploitation by Lilly of a Compound or Product and licensed to Lilly under Section 6.1.

Article 5

DEVELOPMENT, REGULATORY AND COMMERCIAL MATTERS

5.1Responsibilities; Parallel Target Pair Programs

.

5.1.1General Development Responsibilities.  Except with respect to Research activities to be conducted by Merus pursuant to a Research Plan, Lilly shall be solely responsible for the Exploitation of Compounds and Products with respect to Lilly Target Pairs (or in the event Lilly pursues a Monospecific Compound, directed to each applicable Lilly Target as a monospecific or ADC), including all Manufacturing and Commercialization activities, in all cases, in accordance with the terms of this Agreement.  With respect to each Lilly Target Pair for which Merus has delivered to Lilly a lead Collaboration Compound and the JSC-specified number of back-up Collaboration Compounds arising under the applicable Research Plan for such Research Program: (a) until [*], Lilly shall use Commercially Reasonable Efforts, at its own expense, to Develop and obtain Marketing Authorization [*] Product directed to each such Lilly Target Pair [*] in each of the United States, Japan, and at least two (2) of the EU5 Markets, and (b) following [*] arising from activities under this Agreement, Lilly shall use Commercially Reasonable Efforts to Commercialize such Product in each [*].  Subject to the terms and conditions of this Agreement, including the foregoing sentence, all decisions concerning the Exploitation of Compounds and Products, including the clinical and regulatory strategy of Compounds and Products, the marketing and sales of Products, and the design, price, and promotion of Products, shall be at the sole discretion of Lilly.

5.1.2[*] Programs [*].

5.2Cooperation

.  If Lilly reasonably requests assistance or input from Merus with respect to activities related to seeking, obtaining or maintaining Regulatory Approval or Marketing Authorization or with respect to Commercialization in the United States, Japan or E.U. being undertaken by Lilly in respect of a Compound or Product, Merus shall (at Lilly’s expense), use its Commercially Reasonable Efforts to cooperate in good faith with Lilly in response to such request (e.g., by responding to regulatory inquiries relating to the Research of a Compound by Merus, intellectual property matters with respect to Merus Know-How, Merus Patents, etc.), provided that Merus shall not be required to generate any additional data or other Know-How in connection with

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

such requests unless (a) the relevant applicable data or Know-How is not reasonably capable of being produced or generated by Lilly or a Third Party contractor, and (b) Lilly agrees in writing to reimburse Merus for its reasonably incurred internal costs and out-of-pocket expenses in connection with the generation of such additional data or other Know-How.

5.3Reports

.  Lilly shall keep Merus reasonably informed as to the progress and results of its and its Affiliates’ and Sublicensees’ Development activities under this Agreement, and shall provide Merus with a high-level written report summarizing its Development activities and the results thereof with respect to each Product and Lilly Target on at least [*] basis, including, by way of example, the Initiation and completion of Clinical Trials, submission of applications for, and receipt of, any Marketing Authorizations, and shall include in such report in respect of each such Product, the anticipated dates of commercial launch in each of the U.S., Japan, and the EU5 Markets as well as any required report [*].  Each such report shall also include a list of any safety issues or adverse events associated with the administration of the Products during such Development or any subsequent Commercialization of such Product.  With respect to any material safety issue or material adverse event arising in connection with: (a) in respect of Lilly, the Exploitation of any Compound or Product, or (b) in respect of Merus, [*], solely where such material safety issue or material adverse event under this subclause is attributable to [*], the applicable Party shall notify the other Party directly (as well as the JSC) within [*] following such adverse event, and the Parties shall cooperate in good faith to address any issues arising from such adverse event.  Upon the notified Party’s request, the notifying Party shall make appropriate personnel reasonably available to answer any reasonable questions the notified Party has in relation to any such report.  The notifying Party’s obligations under this Section 5.3 shall cease with respect to a Product upon the First Commercial Sale of a Product in the U.S., provided that each Party shall continue to provide the other Party with information regarding safety issues or adverse events that relate to (i) with respect to Lilly [*] in a Product, and (ii) with respect to Merus [*] as in a Lilly Product, as long as Lilly is Exploiting such Product(s) hereunder.

5.4Regulatory Responsibilities

.  As between the Parties, Lilly shall be responsible for the preparation, submission, and maintenance of all Regulatory Filings and obtaining Regulatory Approvals (including the preparation and submission of the IND filing and for seeking IND approval) with respect to Compounds and Products and shall have sole control over all interactions with the applicable Regulatory Authority.  Merus shall reasonably cooperate with Lilly, at Lilly’s reasonable request and expense, with respect to any regulatory matters related to Compounds or Products related to seeking, obtaining or maintaining Regulatory Approval or Marketing Authorization or with respect to Commercialization in the United States, Japan or E.U., provided that such cooperation relates to the work Merus conducted pursuant to the applicable Research Plan, and provided further that nothing in this Section 5.4 shall require Merus to generate any additional data or other Know-How.  Lilly will own all right, title and interest in and to any and all Regulatory Filings and Regulatory Approvals for Compounds and Products and, as between the Parties, all such Regulatory Filings and Regulatory Approvals will be held in the name of Lilly, and Merus shall execute all documents and take all actions as are necessary [*] to vest such title in Lilly.

5.5Adverse Event Reporting

.  Lilly shall establish, hold, and maintain the global safety database for Collaboration Compounds, Monospecific Compounds, Modified Compounds and Products with respect to information on adverse events concerning the Collaboration Compounds, Monospecific Compounds, Modified Compounds and Products, as and to the extent required by Applicable Law.

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

Article 6

LICENSE RIGHTS

6.1License Grant to Lilly

.  Subject to the terms and conditions of this Agreement, and on a Research Program-by-Research Program basis, Merus (on behalf of itself and each of its Affiliates) hereby grants to Lilly and each of its Affiliates an exclusive (even as to Merus and its Affiliates, but subject to Section 6.2), worldwide, royalty-bearing license, with the right to grant sublicenses (through multiple tiers, as provided in Section 6.4), under all Merus Know-How, Merus Patents and Merus Sole Arising IP in connection with any and all Compounds or Products directed against: (a) any Lilly Target (solely where such Compound or Product is a Monospecific Compound); or (b) any Lilly Target Pair (but excluding any multi-specific compounds or products directed against the Lilly Target Pair together with one or more additional Targets); [*] subject to the terms and conditions of this Agreement, including Sections 8.3 and 8.4.  [*].

6.2Existing Third Party Agreements

.

(a)The Parties acknowledge and agree that the exclusive license granted to Lilly in Section 6.1 in respect of Monospecific Compounds developed by Lilly may be subject to one or more Existing Third Party Agreement(s), in which case, Lilly’s rights may be non-exclusive in respect of any compounds or products generated by such Third Party pursuant to such agreement that are directed to such Lilly Target. [*]

(b)[*]

(c)[*]

6.3License Grant to Merus

.  Subject to the terms and conditions of this Agreement, Lilly (on behalf of itself and each of its Affiliates) hereby grants to Merus and each of its Affiliates a worldwide, fully paid, royalty-free, non-sub-licensable (except to Third Party subcontractors acting on its behalf, as permitted by Section 4.8), non-exclusive license under any Lilly Know-How, Lilly Patents and Lilly Sole Arising IP (but solely such Lilly Know-How, Lilly Patents and Lilly Sole Arising IP as Lilly discloses to Merus, by and through and as approved in writing by the JSC on a Research Plan-by-Research Plan basis, for use under and in accordance with a Research Plan), solely as directed by the JSC in its written approval for such use.  The foregoing license shall expire at the end of the applicable the Research Term.

6.4Third-Party Sublicenses

.  Lilly and its Affiliates may grant one or more sublicenses under the rights and licenses granted to it solely under license scope of Section 6.1, in full or in part, to Third Parties (with the right to sublicense through multiple tiers); provided that: (a) any such permitted sublicense is consistent with and subject to the terms and conditions of this Agreement; and (b) Lilly shall remain responsible for performance of such Party’s obligations under this Agreement and shall be responsible for all actions of each such Sublicensee as if such Sublicensee were the Party hereunder.  As soon as reasonably practicable (but in any case within [*]) after the execution of any such sublicense agreement that grants rights to a Third Party to conduct clinical Development and Commercialization of Products in the United States, Japan or an EU5 Market (but excluding, for clarity, sublicenses granted solely for the purposes of a party carrying out promotional, marketing or

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

distribution activities on behalf of Lilly), Lilly shall provide Merus with written notice thereof, including the identity of the sublicensee and the scope of the license granted.

6.5No Implied Rights

.  Except as expressly set forth in this Agreement, neither Party shall be granted, by implication or otherwise, any license or right to or under any other intellectual property interest, including any trademarks, Know-How, or Patents, of the other Party.

6.6Retained Rights

.  Notwithstanding the exclusive license granted to Lilly pursuant to Section 6.1 during the Term, Merus shall retain all rights under the Merus Know-How and Merus Patents (a) to perform, and to subcontract pursuant to Section 4.8, its obligations under this Agreement, and (b) for any purpose outside the scope of the license granted under Section 6.1, subject in each case of (a) and (b) to Merus’s obligations under Article 7.  For clarity, nothing herein shall limit Merus’s ability to use its panel of CD3 antibodies included within the Merus Platform Technology or Merus Platform IP or that is otherwise Covered by a Merus Patent for Exploitation of internal programs or with a Third Party for any bispecific or multispecific compound or product that is not directed to (i) a Lilly Target Pair, or (ii) a Reserved Target in combination with CD3 during the period such Target constitutes a Reserved Target.  On a Lilly Target-by-Lilly Target basis, subject to Merus’s exclusivity obligations pursuant to Section 7.1 (if applicable), Merus retains all rights to use and commercialize any [*] against such Lilly Target that Merus discovers, identifies or generates without use of or reference to [*] generated with respect to such Lilly Target, provided that subject to the terms of the Existing Third Party Agreements, such retained use is not with respect to development or commercialization of (A) a Monospecific Compound, or (B) a bispecific compound against the Lilly Target Pair, or multispecific compounds including a Lilly Target Pair (excluding any Replaced Target or a Terminated Target), but in each case of (A) and (B), excluding any Terminated Product or Terminated Compound.  For clarity, subject to Merus’s exclusivity obligations under Section 7.1 (if applicable), Merus’s rights set out in this Section 6.6 shall apply if Merus discovers, identified or generates a [*] sequence directed against a Lilly Target that is identical to (1) any sequence [*], or (2) any [*] sequence directed against a Lilly Target used in a Research Program, provided such [*] sequence is discovered, identified or generated without use of or reference to the [*] generated with respect to such Lilly Target.

6.7Safe Harbor Research

.  Subject to Merus’s exclusive grant of rights in Section 6.1 and its obligations under Article 7, but otherwise notwithstanding anything to the contrary in this Agreement, by entering into this Agreement, neither Party is forfeiting any rights that such Party may have to perform research activities in compliance with 35 U.S.C. § 271(e)(1) or any experimental or research use exemption that may apply under Applicable Law or in any country.

6.8Inclusion of Third Party IP

. If Merus, in its sole discretion, enters into an agreement with a Third Party after the Effective Date pursuant to which Merus in-licenses any Know-How, Patents, or other intellectual property rights, that would constitute Merus Know-How or Merus Patents if Controlled by Merus, (any such Know-How, Patents or other intellectual property rights, collectively, “Relevant Third Party IP”) then Merus shall, [*] following the execution of such agreement, provide Lilly with a written summary of [*]; and (b) a proposed allocation of [*] that would arise as a result of Lilly’s or any of its Affiliate’s or Sublicensee’s use or practice of such Relevant Third Party IP in connection with the Exploitation of Products under this Agreement.  Within [*] following Lilly’s receipt of the written summary described above, the Parties (through the JSC) shall meet and determine in good faith (i) an allocation of [*] payment made in respect of

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

obtaining rights to the Relevant Third Party IP (based on the relative value of any sublicense that would be granted under such Relevant Third Party IP to Lilly (as compared to the value of the rights retained by Merus or granted to its other sublicensees)), and (ii) those payments (or portions thereof) that may become due under the applicable Third Party agreement by reason of exercise by Lilly or any of its Affiliate’s or Sublicensee’s exercise of any sublicense of rights to such Relevant Third Party IP.  Within [*] following the final determination of (i) and (ii) above, which determination would not be subject to either Party’s final decision making authority at the JSC and would instead be subject to resolution in accordance with Section 14.2, Lilly shall elect, in its sole discretion on written notice to Merus, to either (A) agree in writing to reimburse Merus for those allocable amounts paid or payable by Merus (as such amounts become due) under such Third Party agreement in accordance with final determination of such allocation described in (i) and (ii) above, in which case the relevant Know-How, Patents, or other intellectual property rights that were licensed by Merus shall be “Controlled” by Merus and included within the Merus Know-How or Merus Patents and licensed to Lilly under this Agreement, or (B) notify Merus that it does not desire a sublicense under such Relevant Third Party IP, in which case the Relevant Third Party IP would not be “Controlled” by Merus for the purposes of this Agreement, and Lilly would have no responsibility for any payments under the Third Party Agreement under which Merus acquired rights to the Relevant Third Party IP.  [*].

Article 7

EXCLUSIVITY

7.1Merus Exclusivity Obligations

.  On a Lilly Target-by-Lilly Target basis, during the Term of this Agreement, and other than in connection with its obligations under this Agreement, neither Merus, nor any of its Affiliates (subject, in the case of Affiliates that control Merus in the future, to Section 15.8), shall, directly or indirectly, either alone or with or through one (1) or more Third Parties:

(a)engage in (i) any Exploitation activities with respect to any of the Collaboration Compounds, or any Modified Compounds or Monospecific Compounds of which Merus has received notice under Section 4.5.3 (subject to Section 6.2 in respect of existing Third Party rights, and subject to Section 7.1(a)(ii)(B) [*], (ii) any Exploitation activities with respect to any compound or product that includes the same [*] that binds the Lilly Target in (A) any Collaboration Compound, or (B) Modified Compound or Monospecific Compound for which Merus has received a Modified Compound Notice under Section 4.5.3, provided that at the time Merus receives such Modified Compound Notice, such sequence was not [*], and further provided that the total number of [*] sequences binding the Lilly Target on which Merus is restricted shall in no event exceed [*] per Research Program at any given point in time (and in the event Lilly issues a Modified Compound Notice at a time which there are already a number of sequences in the aggregate that reach such cap, [*]), (iii) Research (other than with respect to the practice of any rights expressly reserved by Merus pursuant to Section 6.6), Development or Commercialization of any monospecific antibody (including an ADC) directed against a Lilly Target (excluding any Replaced Target or a Terminated Target), but excluding any Terminated Product or Terminated Compound, subject to any Existing Third Party Agreements for which Merus has provided Lilly written notice pursuant to Section 6.2, or (iv) Exploitation of any [*] absent a license from Lilly in respect of Lilly’s joint interest in such rights, as further described in Section 9.1.4;

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

(b)engage in any Exploitation activities with respect to any compound or product directed against any Lilly Target Pair (a “Restricted Product”), including for clarity, any Restricted Product that also binds one or more other Target(s) in addition to the Lilly Target Pair (i.e., a multispecific product);

(c)collaborate or enter into any arrangement with, or work for the benefit of, any Third Party involving any of activities in subclauses (a) or (b), or enter into any agreement to do any of such activities in subclauses (a) or (b); or

(d)grant any Third Party any license, sublicense, covenant not to assert or other rights (including to or under any Merus Know-How or Merus Patents) to or otherwise enable such Third Party to (or assign, convey, transfer or sell any rights to a Third Party to) conduct any activities falling within subclauses (a), (b) or (c), provided that subject to Section 15.8, the foregoing shall not prevent, or place any restrictions on Merus’s ability to enter into any Change of Control transaction.

Subject to the obligations of this Article 7, Merus will otherwise be free to Exploit itself, or to grant rights to any Third Party with respect to (1) any Target (that, where not in combination with another Target, is not a Lilly Target) and (2) any Target combination that is not a combination of a Lilly Target and CD3 (with or without any other Target(s)).  For clarity, Merus does not exclusively license rights to any CD3 antibody under this Agreement to Lilly for any Lilly Target Pair, and any and all CD3 antibodies Controlled by Merus or its Affiliates are and will remain available to Merus or its Affiliates for use in any Internal Merus Program or with any Third Party.

7.2Certain Sequence Exclusivity

. On a Research Program-by-Research Program basis, during the Homology Exclusivity Period for such Research Program, [*] binds the Lilly Target in the designated lead Collaboration Compound included in the Final Research Deliverables for such Research Program.  If Lilly elects, [*] that binds the Lilly Target in such lead Collaboration Compound, and Lilly notifies Merus (at its sole discretion) of the sequence of such [*] by delivering a Modified Compound Notice with respect thereto: [*].  For clarity, if Lilly generates such a Modified Compound and elects not to notify Merus of the sequence thereof, the rights granted to Lilly with respect to such sequence shall remain non-exclusive in accordance with Section 6.1(b)(ii).

7.3Transactions Involving Competing Programs

.

7.3.1Acquisition of Existing Competing Program.  Notwithstanding the exclusivity obligations set forth in Section 7.1, if, after the Effective Date, any Third Party becomes an Affiliate of Merus that Merus controls (as such term is defined in the definition of “Affiliate”) as a result of a merger, acquisition, consolidation, asset sale, or other similar transaction (whether in a single transaction or series of related transactions), and, as of the closing date of such transaction, such Third Party is engaged in: (a) the Exploitation of a compound or product; or (b) the licensing, conveyance, sublicensing or other grant of rights in Patents and Know-How with respect to such a compound or product, in each case of (a) and (b) that would cause Merus to breach its exclusivity obligations set forth in Section 7.1 (such activities in (a) and (b), a “Competing Program”), then Merus shall provide Lilly with written notice of such transaction promptly[*], and Merus shall (or shall cause such Affiliate to), within [*] after the closing of such transaction, either: (i) complete a Divestiture of such Competing Program; or (ii) wind down and terminate the Competing Program.  “Divestiture,” means, [*].  “Divestiture” does not mean that following the sale or transfer of rights to

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

the Competing Program by such Party to a Third Party that such Party waives any right to receive a continuing share of profit, royalty payment, or other economic interest in the success of such Competing Program so long as such Party does not undertake or support any diligence or performance obligation with respect to such Competing Program.

7.3.2Existing Competing Program of a Merus Acquirer.  If after the Effective Date any Third Party becomes an Acquirer of Merus as a result of a Change of Control of Merus, and, as of the closing date of such transaction, such Acquirer is engaged in a Competing Program, then the provisions of Section 15.8 shall apply.

Article 8

FEES, ROYALTIES, & PAYMENTS

8.1Upfront Payment

.  As partial consideration for the rights granted by Merus to Lilly pursuant to the terms of this Agreement, Lilly shall pay to Merus a one-time, non-refundable, non-creditable license fee payment equal to Forty Million Dollars ($40,000,000) within thirty (30) days following the Effective Date.

8.2Equity Investment

.  Lilly will make an equity investment to acquire common shares of Merus pursuant to the terms of the Purchase Agreement.

8.3Milestone Payments

.

8.3.1On a Product-by-Product basis, Lilly shall pay to Merus certain non-refundable, non-creditable milestone payments, as follows (subject to Section 8.3.3): (a) within [*] following any Product achieving a development or regulatory milestone event set forth in Table 8.3 below, by or on behalf of Lilly or its Affiliates (including by and through a Sublicensee acting within the scope of the license granted in Section 6.1) (each, a “Development/Regulatory Milestone Event”), Lilly shall pay to Merus the corresponding Milestone Payment indicated in Table 8.3 (each such Milestone Payment, a “Development/Regulatory Milestone Payment”); and (b) within [*] following the end of the Calendar Quarter in which any Product achieves a commercial milestone event set forth in Table 8.3, by or on behalf of Lilly or its Affiliates (including by and through a Sublicensee acting within the scope of the license granted in Section 6.1) (each, a “Commercial Milestone Event”), Lilly shall pay to Merus the corresponding Milestone Payment indicated in Table 8.3 (each such Milestone Payment, a “Commercial Milestone Payment”).  The Development/Regulatory Milestone Events and Commercial Milestone Events may be referred to individually or collectively as “Milestone Events,” and Development/Regulatory Milestone Payments and Commercial Milestone Payments may be referred to individually or collectively as “Milestone Payments”.  For clarity, each Milestone Payment shall be payable only once per Product (recognizing that the Milestone Events for the “first Indication for a Product” and “second Indication for a Product” will be separately payable once for each Product), no Milestone Payment shall be payable for subsequent or repeated achievements of the same Milestone Event with respect to the same Product.

8.3.2The Development/Regulatory Milestone Events for the Initiation of a Clinical Trial are intended to be sequential, and achievement of a Development/Regulatory Milestone Event

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

for Initiation of a Clinical Trial shall result in deemed achievement of all earlier Development/Regulatory Milestone Events.  The Development/Regulatory Milestone Events for the First Commercial Sale of a Product for a first or second Indication are intended to be sequential to the Development/Regulatory Milestone Events applicable to the Initiation of a Clinical Trial for such Indication, and achievement of a Development/Regulatory Milestone Event for the First Commercial Sale of a Product for a particular Indication shall result in deemed achievement of the following Development/Regulatory Milestone Events (in each case, solely to the extent not already achieved once for such Product): Initiation of the first Phase I Clinical Trial; Initiation of the first Phase II Clinical Trial; and, as applicable, either: (a) the Initiation of the first Phase III Clinical Trial for the first Indication for a Product or (b) the Initiation of the first Phase III Clinical Trial for the second Indication for a Product.  Similarly, achievement of each Commercial Milestone Event measured by annual Net Sales shall result in achievement of all Commercial Milestone Events measured by a lower amount of annual Net Sales.

8.3.3Notwithstanding the foregoing, Lilly will only be required to pay Merus [*] of each Milestone Payment for any Reduced Payment Product that achieves the applicable Milestone Event.  For clarity, a Product that incorporates, contains or comprises a Modified Compound is not a Reduced Payment Product, unless such Product otherwise meets the definition of a Reduced Payment Product.

Table 8.3 – Milestone Payments [

Development/Regulatory Milestone Event	Milestone Payment
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
Total Development/Regulatory Milestone Payments Per Product:	USD $290 Million

Commercial Milestone Event	Milestone Payment
[*]	[*]
[*]	[*]

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

[*]	[*]
[*]	[*]
Total Commercial Milestone Payments Per Product:	USD $250 Million

8.4Royalties on Products

.

8.4.1Royalty Term.  Lilly shall pay Merus royalties as set forth in this Section 8.4 on a Product-by-Product and country-by-country basis in the Territory during the period of time beginning on the date of the First Commercial Sale of such Product in such country and continuing until the later of: (a) the expiration or abandonment of the last-to-expire Royalty-Bearing Claim in such country; (b) the expiration of any period of data, regulatory, or market exclusivity, or supplemental protection certificates (other than Patent rights) covering the Product in such country (“Regulatory Exclusivity”); or (c) [*] years after the First Commercial Sale of such Product in such country (the “Royalty Term”).  Upon the expiration of the Royalty Term for a Product in a particular country, then subject to Section 8.4.4, the licenses granted by Merus to Lilly under Section 6.1 with respect to such Product and such country shall survive and become perpetual, fully-paid, and royalty-free, and shall remain exclusive (even as to Merus and its Affiliates).

8.4.2Royalty Rates.  On a Product-by-Product and country-by-country basis, during the Royalty Term, Lilly shall pay to Merus a tiered royalty equal to the percentages of annual Net Sales of such Product, as set forth in Table 8.4.2 below (the “Royalty”), calculated by multiplying the applicable royalty rate percentage by the corresponding portion of aggregate Net Sales for such Product in such Calendar Year.  Notwithstanding the foregoing, Lilly will only be required to pay Merus: [*] of the applicable royalty percentage set forth below for Net Sales of any Reduced Payment Product.  For clarity, a Product that incorporates, contains or comprises a Modified Compound is not a Reduced Payment Product, unless such Product otherwise meets the definition of a Reduced Payment Product.

Annual Net Sales Per Product	Royalty Rate
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

8.4.3Valid Claim.  From the first full Calendar Quarter during the Royalty Term for a Product for which there is no Royalty-Bearing Claim that Covers such Product in such country, the Royalty rates provided in Section 8.4.2 for the Product will be reduced in such country by (a) [*], after which, the foregoing reduction shall increase to [*] (in addition to any reductions in Section 8.4.4 and Section 8.4.5, but subject to Section 8.4.6).

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

8.4.4Biosimilar Products.  On a country-by-country and Product-by-Product basis, following the first commercial sale of one (1) or more Biosimilar Products with respect to a Product in any country in the Territory during the Royalty Term, the Royalty rates provided in Section 8.4.2 for such Product will: be (a) permanently reduced in such country by [*] percent in such country during the Royalty Term once such Biosimilar Product(s) has or have a combined market share of [*] or more in such country; or (b) by [*] percent in such country during the Royalty Term once such Biosimilar Product(s) has or have a combined market share of [*] or more in such country, in which case, [*].  The determination of market share for the purpose of this Section 8.4.4, shall be measured in local currency, over the Calendar Quarter, as reported by IQVIA or other customary market intelligence service used by Lilly and reasonably acceptable to Merus.

8.4.5Third Party Payments.  On a Product-by-Product and country-by-country basis, Lilly may deduct from any Royalty payments to Merus under this Section 8.4: (a) for each Product that is not a Reduced Payment Product, an amount equal to [*] of [*] made by Lilly to a Third Party in connection with sales of such Products in such country under this Agreement in consideration for a right or license under such Third Party’s interest in any Patents that would, absent such a right or license, be infringed [*] in the applicable country in the Territory (“Necessary Third Party IP”), and (b) for each Reduced Payment Product, an amount equal to [*] of [*] made by Lilly to a Third Party in connection with sales of such Reduced Payment Product in a given country in the Territory under this Agreement in consideration for a right or license under such Third Party’s interest in any Patents that would, absent such a right or license, be infringed [*] (i) [*], or (ii) any [*], in each case, in such Reduced Payment Product in the Field in the applicable country in the Territory.  For clarity, such deduction shall not apply where any payments made by Lilly to a Third Party in connection with sales of such Reduced Payment Products in such country under this Agreement in consideration for a right or license under such Third Party’s interest in any Patents that would, absent such a right or license, be infringed in whole or in part by [*] of said Reduced Payment Product.

8.4.6Royalty Floor.  Notwithstanding the foregoing Sections 8.4.3, 8.4.4(a), 8.4.5 and 15.8.2(a)(iv) with respect to any Product in any Calendar Quarter, except in the case of a reduction under Section 8.4.4(b), the Royalty that would otherwise have been due under Section 8.4.2 with respect to Net Sales of such Product in the applicable country(ies) during such Calendar Quarter shall not be reduced by more than [*] as a result of all such reductions.  For clarity, the foregoing [*] floor shall not apply to the reduction in royalties taken pursuant to Section 8.4.4(b).

8.4.7Payment; Reports.  Royalty payments due by Lilly to Merus under this Section 8.4 will be calculated and reported for each Calendar Quarter.  All Royalty payments due under this Section 8.4 shall be paid within [*] after the end of each Calendar Quarter and shall be accompanied by a report setting forth Net Sales and Royalties for each Product sold by Lilly and its Affiliates and Sublicensees in the Territory and providing notice of any Commercial Milestone Event that have been achieved in such Calendar Quarter.

8.5Method of Payment; Currency Conversion

.  Unless otherwise agreed by the Parties, all payments due under this Agreement shall be paid in Dollars by wire transfer or electronic funds transfer of immediately available funds to an account designated by the payee; provided however, that Lilly shall only be required to disburse funds to the payee’s jurisdiction of incorporation or to a jurisdiction in which the payee has a significant business presence.  When conversion of payments from any currency other than Dollars is required, Lilly’s then-current standard exchange rate

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

methodology will be employed for the translation of foreign currency sales into Dollars; provided that this methodology is used by Lilly in the translation of its foreign currency operating results, is consistent with U.S. GAAP [*].

8.6Records and Audits

.  Lilly shall keep, and shall cause its Affiliates and Sublicensees to keep, complete and accurate records which may be necessary to ascertain properly and to verify the Royalties and Milestone Payments due hereunder.  Such records shall be kept for such period of time required by Applicable Laws, but no less than [*] following the end of the Calendar Quarter to which they pertain.  Merus shall have the right, but not more than [*] during the Term, to [*] have an independent, certified public accountant [*] inspect Lilly’s records for the purpose of determining the accuracy of Royalties and Milestone Payments [*].  No period will be audited more than once and each audit must be reasonable in scope.  [*].  The independent, certified public accountant selected shall keep confidential any information obtained during such inspection and shall report to Merus and Lilly only the amounts of Net Sales and Royalties and/or Milestone Payments due and payable.  Such audits may be exercised during normal business hours upon reasonable prior written notice to Lilly.  Merus shall bear the full cost of such audit unless such audit discloses an underpayment by Lilly of more than [*], of the amount of Royalties or other payments due under this Agreement for the audited period, in which case, Lilly shall bear the cost of such audit and shall remit to Merus the amount of any underpayment within [*] of the date the auditor’s written report is received.  Any overpayment by Lilly revealed by an audit shall be [*] within [*] of the receipt of the request).

8.7Late Payments

.  If any payment properly due under this Agreement and not subject to a good faith dispute is not paid when due in accordance with the applicable provisions of this Agreement, the payment shall accrue interest from the date due at the rate of prime (as reported in The Wall Street Journal (Eastern U.S. edition)) plus [*] or the maximum rate allowable by Applicable Law, whichever is less.  The payment of such interest shall not limit the Party entitled to receive payment from exercising any other rights it may have as a consequence of the lateness of any payment.

8.8Taxes

.

8.8.1Cooperation and Coordination.  The Parties acknowledge and agree that it is their mutual objective and intent to minimize, to the extent feasible and in compliance with Applicable Laws, taxes payable with respect to their collaborative efforts under this Agreement and that they shall use reasonable efforts to cooperate and coordinate with each other to achieve such objective. Where any payment due to Merus hereunder is subject to any withholding or similar tax, the Parties shall use their commercially reasonable efforts to take all such actions as shall enable them to take advantage of any applicable double taxation agreement or treaty.

8.8.2Payment of Tax. The upfront, milestones, royalties and other amounts payable by Lilly to Merus to this Agreement (each, a “Payment”) shall be paid free and clear of any and all taxes, except for any withholding taxes required by Applicable Law. Except as provided in this Section 8.8.2. Merus shall be solely responsible for paying any and all taxes (other than withholding taxes required by Applicable Law to be deducted from Payments and remitted by Lilly) levied on account of, or measured in whole or in part by reference to, any Payments it receives. Lilly shall deduct or withhold from the Payments any taxes that it is required by Applicable Law to deduct or withhold. Notwithstanding the foregoing, if Merus is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, it may deliver to Lilly or the

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

appropriate Governmental Authority (with the assistance of Lilly to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Lilly of its obligation to withhold such tax and Lilly shall apply the reduced rate of withholding or dispense with withholding as the case may be; provided that Lilly has received evidence, in a form satisfactory to Lilly, of Merus’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least [*] prior to the time Payments are due. If in accordance with the foregoing, Lilly withholds any amounts of tax, it shall pay to Merus the balance when due, make timely payment to the proper tax authority of the withheld amount and send to Merus proof of such payment within [*] following such payments. Notwithstanding the foregoing, the Parties acknowledge and agree that if Lilly (or its Affiliates or successors) is required to make a payment to Merus subject to a deduction or withholding of tax, and if such deduction or withholding of tax arises or is increased solely as a result any action taken by Lilly or its Affiliates or successor or assignee, including without limitation the assignment or transfer of all or a portion of this Agreement by the payor pursuant to Section 15.7 or otherwise, or there is a change, whether by corporate continuance, merger or other means, in the tax residency of Lilly, or payments arise or are deemed to arise through a branch of the payor (each a “Withholding Tax Action”), then notwithstanding anything to the contrary herein, the payment by Lilly (in respect of which such deduction and withholding of tax is required to be made) shall be increased by the amount necessary to ensure that Merus receives an amount equal to the same amount that it would have received had no Withholding Tax Action occurred.

Article 9

INTELLECTUAL PROPERTY

9.1Ownership of Intellectual Property

.

9.1.1Background IP.  As between the Parties, and subject to the licenses granted under this Agreement and the requirements of this Section 9.1: (a) Lilly shall solely own (or retain ownership of) all rights, title and interests in and to the Lilly Background Know-How and Lilly Background Patents; and (b) Merus shall solely own (or retain ownership of) all rights, title and interests in and to the Merus Background Know-How and Merus Background Patents.

9.1.2Ownership of Arising IP.

(a)Lilly Ownership. Subject to Section 9.1.2(d), as between the Parties, and subject to the licenses and obligations of exclusivity granted hereunder, Lilly shall solely own (or retain ownership of) all rights, title and interests in and to: (i) all [*] and [*]; (ii) any [*] and [*]; and (iii) except as expressly set forth in Section 9.1.2(b)(i), all Inventions and Know-How made following the completion of activities under the applicable Research Plan (or the expiration of the Research Term, if earlier) solely by or on behalf of Lilly or its Affiliates ((other than by Merus or its Affiliates)) in connection with the exercise of its rights or the performance of its activities under this Agreement (collectively (i) through (iii) the “Lilly Sole Arising IP”). Notwithstanding the foregoing, [*].

(b)Merus Ownership.  Subject to Section 9.1.2(d), as between the Parties, and subject to the licenses and obligations of exclusivity granted hereunder, Merus shall solely own (or retain ownership of) all rights, title and interests in and to all: (i) Merus Platform IP and Merus

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

Platform Patents; (ii) all [*] and [*]; and (iii) except as expressly set forth in Section 9.1.2(a)(i), all Inventions and Know-How made following the completion of activities under the applicable Research Plan (or the expiration of the Research Term, if earlier) solely by or on behalf of Merus or its Affiliates in connection with the exercise of its rights or the performance of its activities under this Agreement (collectively (i) through (iii) the “Merus Sole Arising IP”). Notwithstanding the foregoing, [*].

(c)Joint Ownership. Subject to Section 9.1.2(d), as between the Parties, each Party shall own an equal, undivided interest in and to: (i) any Joint Research Program Know-How and Joint Research Program Patents; and (ii) except as expressly set forth in Section 9.1.2(a)(i), or 9.1.2(b)(i), any other Inventions and Know-How that are made following the completion of activities under the applicable Research Plan (or the expiration of the Research Term, if earlier) jointly by or behalf of the Parties or their Affiliates in connection with the performance of the Parties’ activities under this Agreement ((i) and (ii), collectively, the “Joint Know-How” and any Patents Covering such Joint Know-How (including all Joint Research Program Patents), the “Joint Patents”), [*].  Each Party shall promptly disclose to the other Party in writing, and shall cause its Affiliates, licensees and sublicensees to so disclose, the conception, discovery, development, making, or reduction to practice of any Joint Know-How.

(d)Assigned [*] Patents. Notwithstanding Sections 9.1.2(a), 9.1.2(b) or 9.1.2(c), as between the Parties, Lilly shall own [*], (B) a specific [*] disclosed by [*], or (C) on a Research Program-by-Research Program basis, [*] provided that [*] of such Compound that binds [*]; and (ii) does not include claims that [*].  For the avoidance of doubt, all Patents and Patent applications [*].

9.1.3Inventorship.  Inventorship as between the Parties will be determined in accordance with U.S patent laws.  All such determinations shall be documented to ensure that the Patent claims in any divisional or continuation patent applications reflect appropriate inventorship.

9.1.4Rights of Joint Owners.  Subject to the express licenses and obligations of exclusivity granted hereunder, and the obligations of the Parties with respect to any Joint Know-How and Joint Patents, each Party shall have full rights to exploit, license and transfer any Joint Know-How and Joint Patents, in each case, without any obligation or requirement of an accounting to the other Party, so long as such use, sale, license, or transfer is subject to and consistent with the terms of this Agreement, including exclusivity obligations; provided, that neither Party may Exploit, license or transfer [*], without the express consent of the other Party, where such consent may be conditioned on [*]; provided, however, that each Party may, [*], and the other Party is deemed to have consented to such enforcement action by operation of this section.

9.1.5Independent Development.  Subject to the licenses and obligations of exclusivity granted hereunder, nothing in this Agreement shall be construed as limiting either Lilly’s or Merus’s right to research, develop, improve and in-license technology, including technology related to the Lilly Background Know-How (in the case of Lilly) or Merus Background Know-How (in the case of Merus), outside the scope of this Agreement in its ordinary course of business.

9.1.6Contribution of [*] Know-How.  [*] shall inform [*] in writing, prior to contributing to any Research to be conducted under any Research Plan, any portion of the [*] Know-How or [*] Patents that are in-licensed from a Third Party, together with any material conditions or

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

restrictions associated with such contribution, including any conflict with the ownership and use rights with respect to Patents and Know-How contemplated by this Agreement. [*] shall not so contribute any such [*] Know-How or [*] Patents without [*] prior written consent therefor.

9.1.7Assignment Obligations.  Each Party shall cause all employees, independent contractors, consultants, and others who perform activities for such Party under this Agreement to be under an obligation to assign (or, if such Party is unable to cause such person or entity to agree to such assignment obligation despite such Party using reasonable efforts to negotiate such assignment obligation, provide a license, preferably exclusive, under) to such Party their rights in and to any Inventions and all intellectual property rights therein, except where Applicable Law requires otherwise and except in the case of governmental, not-for-profit and public institutions that have standard policies against such an assignment (in which case a Party shall obtain a suitable license, preferably exclusive, or right to obtain such a license, provided that this exception shall not apply to Research Program Know-How).  Each Party shall use reasonable efforts to promptly disclose to the other Party all Inventions that are [*] to the Parties’ activities under this Agreement or to any obligation to assign hereunder, including any invention disclosures, or other similar documents, submitted to it by its employees, agents or independent contractors describing such Inventions, and all information relating to such Inventions [*] for the preparation, filing and maintenance of any Patent with respect to such Invention in accordance with the terms of this Agreement.

9.1.8Assignment of Arising IP.  The assignments by each Party necessary to accomplish the ownership provisions set forth in Section 9.1.2 are hereby made, and each Party shall execute such further documentation as may be necessary or appropriate, and provide reasonable assistance and cooperation, to implement the provisions of Section 9.1.2.  Without limiting the foregoing, [*]  Each inventing Party shall take (and cause its employees, agents, contractors and sublicensees (if applicable) to take) such further actions reasonably requested by the other Party to evidence any such assignment set forth in this Section 9.1.8, and to reasonably support the other Party’s efforts to Patent or obtain other intellectual property rights in connection with any assigned Inventions or Know-How in accordance with the terms of this Agreement.

9.2Patent Prosecution and Maintenance

.

9.2.1Patent Representatives; Patent Working Group.  Promptly following the Effective Date, the Parties shall establish a working group to oversee the strategy for Prosecution and Maintenance of any Patents hereunder (the “Patent Working Group”).  Each Party shall designate to the other Party in writing a patent Prosecution and Maintenance representative to liaise with the other Party’s Prosecution and Maintenance representative with respect to the Prosecution and Maintenance of Patents under this Section 9.2 as soon as practicable following the Effective Date (but in no event more than [*] following the Effective Date).  Each Party may update its patent Prosecution and Maintenance representative at any time upon written notice to the other Party. The [*] patent Prosecution and Maintenance representatives, and any additional members designated by the Parties (in such numbers as the Parties mutually agree), will serve as members of the Patent Working Group.  The Patent Working Group shall serve as a forum for the exchange of information between the Parties pursuant to which each Party responsible for handling the Prosecution and Maintenance of Patents in accordance with this Section 9.2 (the “Prosecuting Party”) may keep the other Party reasonably informed of the status of the any applicable Patent and to make decisions regarding the filing, Prosecution and Maintenance, as set forth in this Section 9.2.

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

9.2.2Rights to Prosecute and Maintain Patents.  As between the Parties, subject to the provisions of this Section 9.2:

(a)Lilly as the Prosecuting Party:  Lilly has (i) the sole right (at Lilly’s sole cost and expense), but not the obligation, to Prosecute and Maintain each Lilly Background Patent and Lilly Target Binder Patent, (ii) the first right, but not the obligation, to Prosecute and Maintain all (A) Product Patents [*], (B) [*] and (C) [*], in each case, at Lilly’s sole cost and expense, (provided, in each case of (i) and (ii), that Lilly shall [*] in a manner reasonably likely to [*], and Merus shall have the secondary right (at its sole cost and expense) to Prosecute and Maintain any Patent described in (ii), as provided in Section 9.2.5, and (iii) the sole right (at Lilly’s sole cost and expense), but not the obligation, to Prosecute and Maintain each Patent owned or Controlled by Lilly that is not covered by Section 9.2.2(a)(i)-(ii) or 9.2.2(b), but that Covers any Invention or subject matter within the Lilly Sole Arising IP (collectively, the “Lilly Prosecuted Patents”).

(b)Merus as the Prosecuting Party.  Merus has (i) the sole right (at Merus’s sole cost and expense), but not the obligation, to Prosecute and Maintain each Merus Background Patent and Merus Platform Patent, and (ii) the first right to, but not the obligation, to Prosecute and Maintain each [*], each [*] (provided, in each case of (i) and (ii), that Merus shall [*] in a manner reasonably likely to [*], and Lilly shall have the secondary right (at its sole cost and expense) to Prosecute and Maintain any such Patent described in (ii) in each case, as provided in Section 9.2.5, and (iii) the sole right (at Merus’s sole cost and expense), but not the obligation, to Prosecute and Maintain each Patent owned or Controlled by Merus that is not covered by Section 9.2.2(a) or 9.2.2(b)(i)-(ii), but that Covers any Invention or subject matter within the Merus Sole Arising IP (collectively, the “Merus Prosecuted Patents”).

9.2.3Cooperation of the Parties; Coordination of Filings; Step-In Rights.

(a)General Information Rights.  With respect to each of the Merus Prosecuted Patents and the Lilly Prosecuted Patents, the Prosecuting Party shall (i) keep the other Party (through the Patent Working Group) reasonably informed of the status of any applicable Patent or application, including by promptly providing the Patent Working Group with all material correspondence received from any Patent authority in connection therewith (including with respect to any office actions); (ii) promptly [*], provided that, subject to Section 9.2.3(b) and without limiting Section 9.2.4 with respect to [*], the Parties shall discuss such Prosecution and Maintenance only with respect to claims that specifically relate to any Collaboration Compound, Monospecific Compound, Modified Compound or Product, (B) [*] shall discuss such Prosecution and Maintenance only with respect to claims that [*] (C) all decisions relating to any [*]; and (D) all decisions relating to any [*]: (x) Lilly shall have final-decision making authority in respect thereto solely with respect to [*]; and (z) Merus shall otherwise have final-decision making authority in respect to all [*]; provided that Merus shall not exercise such final-decision making authority in a manner reasonably likely to [*].

(b)Cooperation.  Each Party shall cooperate fully with the other Party in the Prosecution and Maintenance of Patents under this Section 9.2 at its own cost (except as expressly set forth otherwise in this Article 9), including by executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, to enable the other Party to apply for and to Prosecute and Maintain such Patents in any country as permitted by this Section 9.2.

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

Each Party and the Patent Working Group shall consider in good faith the interests of the other Party and shall strive to maximize the benefit of any Inventions (and associated Patents) contemplated under this Agreement for both Parties; provided that where [*] asserts the subject-matter of an Invention to be novel and inventive or otherwise patentable subject matter, [*] will not (either itself or through an Affiliate or Third Party or in support of an assertion by such Affiliate or Third Party) make any assertion to the contrary or act in a manner reasonably likely to have a detrimental effect on such Invention or any associated Patents, except to the extent reasonably required [*] to comply with 37 C.F.R. § 1.56, in which case, [*] shall provide [*] with reasonable advance notice of its proposed assertion or activity and shall discuss with [*] in good faith prior to making such assertion or undertaking such activity.

9.2.4Separation of Patent Claims; Identification of Assigned Product Patents.  If a Party determines that an application for a Patent filed, or sought to be filed, by the other Party claims, (a) on the one hand, any Merus Background Know-How, Merus Platform IP, [*] (the “Merus Sole IP”), and (b) on the other hand, any Lilly Background Know-How, Lilly Target Binder IP, [*] (the “Lilly Sole IP”), then the Parties agree that, to the extent practicable, such application shall be divided into two (2) or more Patent applications, so that each application shall contain claims that cover only one of Merus Sole IP (as applicable), on the one hand, or the Lilly Sole IP, on the other hand, so as to more effectively enable the distinct ownership rights and Prosecution and Maintenance of such Patent applications by the Parties.  Similarly, an attempt shall be made to divide Patent applications into those that claim [*]. Without limiting the foregoing, on a Research Program-by-Research Program basis, upon delivery of the Final Research Deliverables in respect of each Collaboration Compound and in respect of any Modified Compound, that includes a [*], Merus shall, working through the Patent Working Group, seek to identify any Patents [*] that disclose or include claims that specifically recites [*]: (i) such [*] or (ii) the [*] and, in each case of (i) or (ii), if any such Patents exist, [*], provided that Merus will, in any case, consider any such request in good faith.  All such efforts pursuant to this Section 9.2.4 shall be coordinated through the Patent Working Group.

9.2.5Step-in Rights.  The applicable Prosecuting Party for any Patent for which it has the first (but not sole) right to Prosecute and Maintain shall notify the Patent Working Group in writing of its intention to suspend or cease any Prosecution and Maintenance of any such Patent at least [*] prior to any filing or payment due date, or any other due date that requires action, in connection with the ongoing Prosecution and Maintenance of such Patent.  In such event, the Prosecuting Party shall permit the other Party, at the other Party’s discretion and at its sole expense, to continue Prosecution and Maintenance of such Patent, and will take all actions and execute all documents reasonably necessary for the other Party to assume such Prosecution and Maintenance as the Prosecuting Party for such Patent.  Without limiting the foregoing, if a Party is the Prosecuting Party of any Joint Patent that it intends to abandon, then the other Party shall have the option to elect by providing written notice to the Patent Working Group to [*] continue Prosecution and Maintenance of such Joint Patent [*], as contemplated above [*].  Upon receipt of such request, the Prosecuting Party [*].  Following any [*], subject in all cases to the rights and licenses granted by the Parties hereunder.

9.3Infringement and Misappropriation by Third Parties

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9.3.1Notice.  Each Party shall notify the other within [*] of becoming aware of any alleged or threatened infringement by a Third Party of any of the Merus Patents, Lilly Patents, or

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

Joint Patents, which infringing activity involves the Exploitation by a Third Party of any compound or product that is directed to the same Lilly Target or Lilly Target Pair to which a Product under this Agreement is also directed, in each case, in the Field in the Territory, and any related declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of any of the Merus Patents, Lilly Patents, or Joint Patents with respect to any such Third Party compound or product (collectively “Infringement”).

9.3.2Lilly Sole Enforcement Rights.  Subject to Section 9.3.8, as between the Parties, Lilly has the sole right to initiate any proceedings or take other appropriate actions against: (a) misappropriation or violation of any Lilly Background Know-How, or any Know-How within the Lilly Sole IP [*]; or (b) Infringement of any Lilly Background Patent, or any Lilly Target Binder Patent, or any Patent within the Lilly Sole IP [*] or to defend against any challenge to any of the foregoing.  Lilly shall keep Merus reasonably informed of the status of such enforcement efforts and shall consider in good faith Merus’s comments thereon, to the extent such actions are relevant to Merus’s rights under such Patents and Know-How pursuant to this Agreement, including under Section 8.4.

9.3.3Merus Sole Enforcement Rights.  Subject to Section 9.3.6 and 9.3.8, as between the Parties, Merus has the sole right to initiate any proceedings or take other appropriate actions against: (a) misappropriation or violation of any Merus Sole IP (other than those Patents and claims for which Lilly has the first right pursuant to Section 9.3.4) and [*], or (b) Infringement of any Merus Background Patent, Merus Platform Patent or any Patent within the Merus Sole IP (other than those Patents and claims for which Lilly has the first right pursuant to Section 9.3.4) or to defend against any challenge to any of the foregoing.  Merus shall keep Lilly reasonably informed of the status of such enforcement efforts and shall consider in good faith Lilly’s comments thereon, to the extent such actions are relevant to Lilly’s rights under such Patents and Know-How pursuant to this Agreement.

9.3.4Product IP, Joint Product IP, Research Program IP.  Subject to Section 9.3.8, as between the Parties, Lilly has the first right, but not the obligation, to bring and control any legal action in connection with: (a) any misappropriation or violation of any (i) Joint Know-How excluding [*], or (ii) any other Research Program Know-How that [*], (b) an Infringement of any (i) Joint Patent (other than [*]), (ii) Product Patent, (iii) any claim of any [*] Patent that Covers and recites [*], (c) any defense against any challenge to (i) any Joint Know-How or Joint Patent (other than [*]), (ii) any Product Patent, (iii) any claim of any [*] Patent that Covers and recites [*].  Lilly shall keep Merus reasonably informed of the status of such enforcement efforts and shall consider in good faith Merus’s comments thereon.  Lilly shall provide Merus with drafts of all material papers to be filed with the court and shall in good faith consider all reasonable comments thereto by Merus before filing such papers.  Merus may, at its own expense, be represented in any such action by counsel of its own choice.  If Lilly does not bring such legal action within [*] after the notice provided pursuant to Section 9.3.1, Merus may bring and control any legal action in connection with the events set forth in subclauses (a) through (c) above, in each case, at Merus’s sole cost and expense as it reasonably determines appropriate.  In connection with any obligation described in this Section 9.3 to keep the other Party reasonably informed of any enforcement efforts, the Parties will discuss in good faith the commencement of any action prior to the initiation thereof (through the Patent Working Group or otherwise) and discuss in good faith the strategy for any enforcement any such Know-How

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

or Patents contemplated in this Section 9.3.  Without limiting the foregoing, where Lilly is the enforcing party under this Section 9.3.4 or under Section 9.3.2, Lilly will not [*].

9.3.5[*] Know How; Patents. Subject to Section 9.3.8, as between the Parties, either Merus or Lilly may initiate proceedings or take other appropriate actions against: (a) misappropriation or violation of any [*]; or (b) Infringement of any [*], or to defend against any challenge to any of the foregoing. For a period of not less than [*], the Parties will discuss in good faith the commencement of any action prior to the initiation thereof (through the Patent Working Group or otherwise) and discuss in good faith the strategy for any enforcement of any such Know-How or Patents contemplated in this Section 9.3. Without limiting the foregoing, the Party that initiates any such action shall keep the other Party reasonably informed of the status of such enforcement efforts and shall consider in good faith such other Party’s comments thereon, to the extent such actions are relevant to such other Party’s rights under such Patents and Know-How pursuant to this Agreement.

9.3.6Request to Enable Enforcement Against Other Third Party Infringers. Where Lilly identifies [*], Lilly may by written notice request that Merus [*]. The Parties shall discuss any such requests made by Lilly in good faith, including by and through the Patent Working Group. Merus shall promptly respond to such request [*].

9.3.7Allocation of Recoveries.  Any recoveries resulting from enforcement action relating to a claim of misappropriation, violation or Infringement (including any defense) shall be first applied against payment of each Party’s costs and expenses in connection therewith (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses).  [*] will retain [*]; provided that [*].

9.3.8Cooperation.  At the request and expense of the Party bringing an action under this Section 9.3, the other Party shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required by Applicable Law to pursue such action.  In connection with any such enforcement action, the Party bringing the action shall not enter into any settlement admitting the invalidity or non-infringement of, or otherwise impairing the other Party’s rights in, the applicable Patents, or imposing any material cost or liability on, or admission by, the other Party, in each case without the prior written consent of the other Party.  If there is more than one controlling Party with respect to a misappropriation, violation or Infringement, the Parties shall negotiate in good faith to determine control over the handling of the action.

9.4Defense and Settlement of Third Party Claims

.  Each Party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either of the Parties pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party.  Merus has the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Merus’s activities at its own expense and by counsel of its own choice, and Lilly may, at its own expense, to be represented in any such action by counsel of its own choice.  Lilly has the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Lilly’s activities at its own expense and by counsel of its own choice, and Merus may, at its own expense, to be represented in any such action by counsel of its own choice.  Neither Party may

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

settle any patent infringement litigation under this Section 9.4 [*].  This Section 9.4 shall also govern [*].

9.5Patent Extensions; Patent Linkage

.  [*] Patent claiming or covering a Collaboration Compound, Monospecific Compound, Modified Compound or Product should be extended, and thereafter [*] in obtaining patent term restorations, supplemental protection certificates or their equivalents, and other forms of patent term extensions for a given Collaboration Compound, Monospecific Compound, Modified Compound or Product with respect to any applicable [*] in any country or region where applicable.  The Parties shall also cooperate in addressing all issues relating to patent linkage in any country or region where applicable.  [*] shall have final decision making authority with respect to all decisions regarding such patent term extensions or regarding issues of patent linkage.

9.6CREATE Act

.  It is the Parties’ intention that this Agreement is a “joint research agreement” as that phrase is defined in 35 U.S.C. § 102(c) as amended by the Cooperative Research and Technology Enhancement (CREATE) Act, including the provisions of 35 U.S.C. § 102(b)(2)(c).  The Parties agree to cooperate and to take reasonable actions to maximize the protections available for the Compounds and Products under such safe harbor provisions.

9.7Trademarks

.  Lilly shall have the right to select, and will be free, in its sole discretion, to use and to register in any trademark office in the Territory, any trademark that specifically relates to a Product or service-mark associated with use of a Product.  As between the Parties, Lilly shall own all right, title and interest in and to any such trademarks or service-marks adopted by Lilly, and is responsible for the registration, filing, maintenance and enforcement thereof.

Article 10

REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1Mutual Representations and Warranties

.  Each of Lilly and Merus represent and warrant, as of the Effective Date, that:

10.1.1it is duly organized and validly existing under in the Applicable Laws of the jurisdiction of its incorporation or formation, as applicable, has full corporate, limited liability company or other power and authority, as applicable, to enter into this Agreement and to carry out the provisions hereof, and has sufficient facilities, experienced personnel or other capabilities (including via Affiliates and/or Third Parties) to enable it to perform its obligations under this Agreement;

10.1.2it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the individual executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate, limited liability company or other action, as applicable; and

10.1.3this Agreement is legally binding upon it and enforceable in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, bank moratorium or similar laws affecting creditors’ rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

considered in a proceeding at law or in equity) and the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate action and do not and will not: (a) conflict with, or constitute a default or result in a breach under, any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, or violate any Applicable Law; or (b) require any consent or approval of its stockholders or similar.

10.2Merus Representations and Warranties

.  Merus, on behalf of itself and its Affiliates, represents and warrants to Lilly that, as of the Effective Date:

10.2.1No Targets Encumbered.  The Initial Target is not an Unavailable Target.

10.2.2No Grants that Conflict with this Agreement.  Merus and its Affiliates have not granted, and will not grant during the Term, any rights (or other encumbrances) to any Third Party to Merus Know-How that prevent or conflict with the rights granted to Lilly hereunder.

10.2.3Control over Know-How and Patents.  Merus has Control over all Know-How and Patent rights owned by it or its Affiliates that are [*] Exploitation of Compounds with respect to the Lilly Target identified as of the Effective Date.

10.2.4Existing Patents.

(a)All Patent rights contained in the Merus Patents existing as of the Effective Date that are issued or subject to a pending application for issuance (the “Existing Patents”) are listed on Exhibit 10.2.4 and all such Existing Patents are: (i) to the extent issued (unless otherwise indicated on Exhibit 10.2.4), subsisting and to Merus’s knowledge, not invalid or unenforceable, in whole or in part, or confer a valid right to claim priority thereto; (ii) solely and exclusively owned or exclusively licensed to Merus, free of any encumbrance, lien or claim of ownership by any Third Party that would conflict with the rights granted to Lilly under this Agreement; (iii) to the extent subject to a pending application for issuance, being diligently prosecuted in the respective patent offices in which such applications have been filed in accordance with Applicable Law and, for pending applications, to Merus’s knowledge, Merus and its Affiliates have presented all information material to patentability to the relevant patent examiner at the relevant patent office of the U.S. Patent and Trademark Office in compliance with 37 CFR § 1.56; and (iv) filed and maintained properly and correctly, and all applicable fees applicable thereto have been paid on or before the due date for payment.

(b)To Merus’s knowledge, neither Merus nor any of its Affiliates have taken any action that would render any invention claimed in the Existing Patents unpatentable.

(c)The Existing Patents represent all Merus Patents that relate to the Merus Know-How or the exploitation thereof under this Agreement, as such activities are contemplated as of the Effective Date.

10.2.5No Third Party Agreements.  Subject to Section 6.2, there are no license or other agreements with Third Parties to which Merus or its Affiliate is a party regarding the exploitation of (a) any Merus Know-How or (b) other materials, in each case, contemplated to be provided by Merus to Lilly hereunder, under which license or other agreements Merus contemplates granting Lilly a sublicense or covenant not to sue, as to which the absence of rights under such license

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

or agreement may impair Lilly’s ability to Exploit Compounds or Products hereunder, or which license or other agreement otherwise conflicts with the rights granted to Lilly hereunder.

10.2.6Litigation and Actions Relating to Intellectual Property.  Merus: (a) has not received any written notice of any threatened claims or litigation seeking to invalidate or otherwise challenge the Merus Know-How or Merus Patents, or Merus’s or its Affiliates’ rights therein; (b) is not aware of any pending or threatened action, suit, proceeding or claim by a Third Party asserting that Merus or any of its Affiliates is infringing or has misappropriated or otherwise is violating any Patent right, trade secret or other proprietary right of any Third Party as would reasonably be expected to impair the ability of Merus to fulfill any of its obligations under this Agreement; and (c) is not aware of any Patent right, trade secret or other proprietary right of any Third Party that Merus reasonably believes would be infringed, misappropriated or otherwise violated [*].

10.2.7Other Material Claims and Actions.  There are no claims, actions, or proceedings pending or, to Merus’s knowledge, threatened by any Third Party; nor, to Merus’s knowledge, are there any formal inquiries initiated or written notices received that may lead to the institution of any such legal proceedings, in each case (or in aggregate) against Merus or its properties, assets or business, which if adversely decided, would, individually or in the aggregate, have a material adverse effect on, or prevent Merus’s ability to conduct the Research or to grant the licenses or rights granted to Lilly under this Agreement.

10.2.8Assignment by Employees, Agents and Consultants.  Merus has obtained from each of its current employees, consultants and contractors who are expected to perform research or development activities pursuant to this Agreement, written agreements containing industry standard obligations of confidentiality and non-use and an assignment to Merus of all inventions (and all of such Person’s rights thereto) generated in the course of their engagement or employment, as applicable.

10.2.9No Government Funding.  The inventions claimed or covered by the Merus Patents: (a) were not conceived, discovered, developed or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the United States of America or any agency thereof; (b) are not a “subject invention” as that term is described in 35 U.S.C.  Section 201(e) and (c) are not otherwise subject to the provisions of the Patent and Trademark Law Amendments Act of 1980, as amended, codified at 35 U.S.C.  §§ 200-212, as amended, as well as any regulations promulgated pursuant thereto, including in 37 C.F.R.  Part 401.

10.3Mutual Covenants

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10.3.1Employees, Consultants and Contractors.  Each Party covenants that it has obtained or will obtain written agreements from each of its employees, consultants and contractors who perform Research or Development activities pursuant to this Agreement, which agreements will obligate such persons to obligations of confidentiality and non-use and to assign inventions in a manner consistent with the provisions of this Agreement.

10.3.2Debarment.  Each Party represents, warrants and covenants to the other Party that neither it nor its officers, employees, agents, consultants or any other person used by such Party in the performance of the respective Research and Development activities under this Agreement is: (a) debarred or disqualified under the U.S.  Federal Food, Drug and Cosmetic Act; (b) listed by any

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

government or regulatory agencies as ineligible to participate in any government healthcare programs or government procurement or non-procurement programs (as that term is defined in 42 U.S.C. §1320a-7b(f)), or excluded, debarred, suspended or otherwise made ineligible to participate in any such program; or (c) convicted of a criminal offense related to the provision of healthcare items or services, or is subject to any such pending action.  Each Party will not during the Term knowingly, employ or use, directly or indirectly, including through Affiliates the services of any such person.  In the event that either Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to such Party, directly or indirectly, including through Affiliates or, in the case of Lilly, Sublicensees, which directly or indirectly relate to activities contemplated by this Agreement, such Party shall promptly notify the other Party in writing and such Party shall cease employing, contracting with, or retaining any such person to perform any such services.

10.3.3Protection of Information.  Each Party agrees that during the Term of this Agreement, and without limiting its obligations hereunder, each Party shall implement technical and organizational measures to protect all confidential information under the Agreement that are appropriate and that provide no less protection than [*].

10.4Compliance

.

10.4.1Compliance with Agreement; Applicable Laws.  Each Party covenants to the other that in the performance of its obligations under this Agreement, such Party shall comply with, and shall cause its Affiliates and its and its Affiliates’ employees and contractors to comply, with all Applicable Laws and in all material respects with the terms of this Agreement.  No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any Applicable Laws.  Without limiting the foregoing, each Party represents that it has not and will not use in any capacity the services of any person or entity who is:

(a)debarred or has been convicted of a crime for which a person or entity can be debarred under any governmental statute (including 21 USC Section 335a, as amended (“Section 335a”)) or, to such Party’s knowledge, threatened to be debarred or indicted for a crime or otherwise engaged in conduct for which a person or entity can be debarred under any governmental statute, including Section 335a;

(b)disqualified under 21 CFR 312.70 or, to such Party’s knowledge, threatened to be disqualified thereunder;

(c)suspended by the Office for Protection of Research Risks under 45 CFR Part 46 or, to such Party’s knowledge, threatened to be suspended thereunder;

(d)excluded by the federal government from participation in federal healthcare programs as set forth by the Department of Health and Human Services Office of Inspector General at http://exclusions.oig.hhs.gov and the Excluded Parties List System at http://www.sam.gov, which includes the General Services Administration or, to such Party’s knowledge, threatened to be disqualified or indicted for a crime for which a person can be so excluded; or

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

(e)to such Party’s knowledge, the subject of any past or pending governmental or regulatory investigation, inquiry, warning or enforcement action, including a government-mandated corporate integrity agreement, or has violated any applicable anti‑kickback or false claims laws or regulations related to their conduct of research.

10.4.2Compliance with Party Specific Regulations.  In carrying out their respective obligations under this Agreement, the Parties agree that each Party will meet its obligations with respect to all judgments, decrees, orders or similar decisions issued by any Governmental Authority specific to a Party, and all consent decrees, corporate integrity agreements, or other agreements or undertakings of any kind by a Party with any Governmental Authority, in each case as the same may be in effect from time to time and applicable to a Party’s activities contemplated by this Agreement (the “Party Specific Regulations”).  Neither Party shall be obligated to pursue any course of conduct that would result in such Party being in material breach of any Party Specific Regulation applicable to it; provided that in the event that a Party refuses to fulfill its obligations under this Agreement in any material respect on such basis, it shall provide written notice thereof to the other Party and such other Party shall have the right to terminate this Agreement in accordance with Section 13.2; however, under such circumstances, such termination shall be the sole remedy for such terminating Party and such terminating Party shall not be entitled to any other remedy under law or equity.  All Party Specific Regulations are binding only in accordance with their terms and only upon the Party to which they relate.

10.4.3Compliance with Internal Compliance Codes.  All Internal Compliance Codes shall apply only to the Party to which they relate.  The Parties agree that each Party shall operate in a manner consistent with its Internal Compliance Codes applicable to its performance under this Agreement.  “Internal Compliance Codes,” as used in this Section 10.4.3, means a Party’s internal policies and procedures intended to ensure that a Party complies with Applicable Laws, Party Specific Regulations, and such Party’s internal ethical, medical and similar standards.

10.4.4Compliance with Anti-Corruption Laws.  In connection with this Agreement, each Party shall comply with all Applicable Laws applicable to the performance of its obligations or exercise of its rights, including, where applicable, all local, national, and international laws, regulations, and industry codes dealing with government procurement, conflicts of interest, corruption or bribery, including, if applicable, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any laws enacted to implement the Organisation of Economic Cooperation and Development Convention on Combating Bribery of Foreign Officials in International Business Transactions.

10.4.5Prohibited Conduct.  Without limiting the other obligations of the Parties set forth in this Section 10.4, each Party covenants to the other that, as of the Effective Date and in the performance of its obligations under this Agreement through the expiration and termination of this Agreement, such Party and, to its knowledge, its Affiliates and its and its Affiliates’ employees and contractors, in connection with the performance of their respective obligations under this Agreement, have not made, offered, given, promised to give, or authorized, and will not make, offer, give, promise to give, or authorize, any bribe, kickback, payment or transfer of anything of value, directly or indirectly through Third Parties, to any Government Official for the purpose of: (a) improperly influencing any act or decision of the Person or Government Official; (b) inducing the Person or Government Official to do or omit to do an act in violation of a lawful or otherwise required duty; (c)

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

securing any improper advantage; or (d) inducing the Person or Government Official to improperly influence the act or decision of any organization, including any government or government instrumentality, to assist any Party in obtaining or retaining business.  For the purpose of this Section 10.4.5, “Government Official” means: (x) any officer, employee (including physicians, hospital administrators, or other healthcare professionals), agent, representative, department, agency, de facto official, representative, corporate entity, instrumentality or subdivision of any government, military or international organization, including any ministry or department of health or any state-owned or affiliated company or hospital; (y) any candidate for political office, any political party or any official of a political party, in each case for the purpose of obtaining or retaining business for or with, or directing business to, any Person, including either Party; or (z) any Person acting in an official capacity on behalf of any of the foregoing.

10.4.6Compliance with Data Protection and Privacy Laws.  In connection with this Agreement, the Parties shall comply with all Applicable Laws with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information, including providing any notice, obtaining any consent or prior authorization, and conducting any assessment required under Applicable Laws.

10.5Disclaimer

.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article 10, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF PATENT CLAIMS.  NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY EITHER PARTY THAT EITHER PARTY WILL BE SUCCESSFUL IN OBTAINING ANY PATENTS OR THAT ANY PATENTS WILL ISSUE BASED ON A PENDING APPLICATION.  WITHOUT LIMITING THE RESPECTIVE RIGHTS AND OBLIGATIONS OF THE PARTIES EXPRESSLY SET FORTH HEREIN, EACH PARTY SPECIFICALLY DISCLAIMS ANY GUARANTEE THAT ANY RESEARCH PROGRAM WILL BE SUCCESSFUL, IN WHOLE OR IN PART.

Article 11

INDEMNIFICATION

11.1Indemnity

.

11.1.1By Merus.  Subject to Section 11.1.3, Merus shall defend, indemnify and hold harmless Lilly and its Affiliates, and their respective directors, officers, employees, and agents (each, a “Lilly Indemnitee”) from and against any and all costs, fees, expenses, losses, liabilities, and damages, including reasonable legal expenses and attorneys’ fees (collectively, “Losses”) to which any Lilly Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (a “Claim”) to the extent such Losses arise out of: [*]; except, in each case, to the extent such Losses result from matters subject to subclauses (a), (b), or (c) of Section 11.1.2.

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

11.1.2By Lilly.  Subject to Section 11.1.3, Lilly shall defend, indemnify and hold harmless Merus, its Affiliates, and their respective directors, officers, employees and agents (each, an “Merus Indemnitee”) from and against any and all Losses to which any Merus Indemnitee may become subject as a result of any Claim to the extent such Losses arise out of: [*]; except, in each case, to the extent such Losses result from matters subject to subclauses (a), (b) or (c) of Section 11.1.1.

11.1.3Procedure.  A Party that intends to claim indemnification under this Article 11 (the “Indemnitee”) shall promptly notify the Indemnitor (the “Indemnitor”) in writing of any Claim in respect of which the Indemnitee intends to claim such indemnification.  The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Claim shall only relieve the Indemnitor of its indemnification obligations under this Article 11 if and to the extent the Indemnitor is actually and materially prejudiced thereby.  The Indemnitor has sole control of the defense or settlement thereof.  The Indemnitee shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Claim covered by this indemnification, at the Indemnitor’s expense.  The Indemnitee may participate at its expense in the Indemnitor’s defense of and settlement negotiations for any Claim with counsel of the Indemnitee’s own selection at its own expense.  The Indemnitor shall not settle any Claim without [*].  So long as the Indemnitor is actively defending the Claim in good faith, the Indemnitee shall not [*].  If the Indemnitor does not assume and conduct the defense of the Claim as provided above: (a) the Indemnitee may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnitee may deem reasonably appropriate [*]; and (b) the Indemnitor shall remain responsible to indemnify the Indemnitee as provided in this Article 11.

11.2Insurance

.  During the Term, each Party shall maintain such types and amounts of liability insurance (including self-insurance) as is normal and customary in the industry generally for similarly situated parties and adequate to cover its obligations under this Agreement, and Merus will upon request provide Lilly with a certificate of insurance in that regard, along with any amendments and revisions thereto.

Article 12

CONFIDENTIALITY

12.1Confidential Proprietary Information

.

12.1.1Confidential Proprietary Information.  In connection with this Agreement, Lilly may disclose certain confidential information that is Lilly Know-How to Merus and Merus may disclose certain confidential information that is Merus Know-How to Lilly (such confidential information, “Confidential Proprietary Information”).  Without limiting the foregoing, the terms of this Agreement are the Confidential Proprietary Information of both Parties and shall be treated confidentially by each of the Parties, subject to the exceptions set forth in Section 12.1.5.  Information exchanged by the Parties pursuant to the Confidentiality Agreement shall be deemed Confidential Proprietary Information disclosed under this Agreement, and shall be subject to the terms of this Agreement from and after the Effective Date.  All Confidential Proprietary Information containing

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

Personal Information shall be handled in accordance with all data protection and privacy laws, rules and regulations applicable to such Party.

12.1.2Restrictions.  A Party (the “Receiving Party”) that has received or receives Confidential Proprietary Information from the other Party (the “Disclosing Party”) shall keep all the Disclosing Party’s Confidential Proprietary Information in confidence with the same degree of care with which the Receiving Party holds its own confidential information (but in no event less than a commercially reasonable degree of care).  A Receiving Party shall not use the Disclosing Party’s Confidential Proprietary Information except in connection with the performance of its obligations and exercise of its rights under this Agreement.

12.1.3Exceptions.  The obligations of confidentiality and restriction on use of Confidential Proprietary Information under Section 12.1.2 do not apply to any information that the Receiving Party can prove by competent written evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available to the public; (b) is known by the Receiving Party at the time of receiving such information, other than by previous disclosure of the Disclosing Party, or its Affiliates, employees, agents, consultants, or contractors; (c) is hereafter furnished to the Receiving Party without restriction by a Third Party who has no obligation of confidentiality or limitations on use with respect thereto, as a matter of right; or (d) is independently discovered or developed by the Receiving Party without the direct or indirect use, reference or reliance upon of Confidential Proprietary Information belonging to the Disclosing Party.  Specific information shall not be deemed to be within any of the foregoing exclusions merely because it is embraced by more general information falling within those exclusions.

12.1.4Permitted Disclosures.  The Receiving Party may disclose Confidential Proprietary Information belonging to the Disclosing Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(a)Prosecution and Maintenance of Patents as permitted by this Agreement, provided that [*] (not to be unreasonably withheld, conditioned or delayed);

(b)Regulatory Filings for Product that such Party has a license or right to develop hereunder in a given country or jurisdiction, provided that [*];

(c)prosecuting or defending litigation as permitted by this Agreement;

(d)complying with applicable court orders or governmental regulations, including mutually recognized security laws;

(e)in response to a valid request by a U.S., state, foreign, provincial, or local tax authority, in which case either Party may disclose [*];

(f)disclosure to its and its Affiliates’ employees, consultants, contractors and agents, and to Sublicensees (in the case of Lilly), in each case on a need-to-know basis in connection with the Exploitation of Products in the Field in the Territory, in each case under written obligations of confidentiality and non-use at least as stringent as those herein; and

(g)disclosure to potential and actual investors, acquirers, licensees and other financial or commercial partners solely for the purpose of evaluating or carrying out an actual

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

or potential investment, acquisition, or collaboration, in each case under written obligations of confidentiality and non-use at least as stringent as those herein; provided [*].

Notwithstanding the foregoing, if a Party is required to make a disclosure of the other Party’s Confidential Proprietary Information pursuant to Section 12.1.4(c), or Section 12.1.4(d), or a copy of this Agreement pursuant to Section 12.1.4(a), it shall give reasonable advance notice to the other Party of such disclosure and use efforts to secure confidential treatment of such Confidential Proprietary Information at least as diligent as such Party would use to protect its own Confidential Proprietary Information, but in no event less than reasonable efforts.  Subject to the foregoing, any information disclosed pursuant to this Section 12.1.4 remains Confidential Proprietary Information and subject to the restrictions set forth in this Agreement, including the foregoing provisions of this Article 12.

12.1.5Public Domain Information [*].  Nothing in this Agreement shall prevent a Party from using any Know-How that is in the public domain.  A Party shall also not be restricted under, and shall not be in breach of, this Agreement from [*] on an “as is, where is” basis, with all faults and all representations and warranties disclaimed and at such Party’s sole risk.

12.1.6Disclosure of Agreement.  Notwithstanding the foregoing, either Party or its Affiliates may disclose the relevant terms of this Agreement: (a) to the extent required or advisable to comply with the rules and regulations promulgated by the U.S.  Securities and Exchange Commission or any equivalent governmental agency in any country in the Territory, provided that such Party shall submit a confidential treatment request in connection with such disclosure and shall submit with such confidential treatment request only such redacted form of this Agreement as may be mutually agreed in writing by the Parties; (b) upon request from a Governmental Authority (such as a tax authority), provided that the disclosing Party uses reasonable efforts to ensure the Governmental Authority maintains such terms as confidential; [*], provided that any sublicensee, collaborator or potential sublicensee or collaborator agree in writing to be bound by obligations of confidentiality and non-use no less protective of the Disclosing Party than those set forth in this Agreement.

12.1.7Survival.  Each Party’s obligations under this Section 12.1 apply during the Term and continue for [*] thereafter with respect to Confidential Proprietary Information.

12.2Publicity

.  Following the Effective Date, the Parties shall issue a joint press release in a mutually agreed upon form.  Thereafter, either Party may make subsequent public disclosure of the contents of such press release and, except as permitted under Section 12.1.4 and this Section 12.2, neither Party shall issue any subsequent press release or public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of the other Party, not to be unreasonably withheld, conditioned, or delayed; provided that neither Party will be prevented from complying with: (a) any duty of disclosure it may have pursuant to Applicable Laws or pursuant to the rules of any recognized stock exchange or quotation system subject to the restrictions set forth in Sections 12.1.4 and 12.1.5; or (b) any valid request received from a U.S., state, foreign, provincial, or local tax authority.  If either Party desires to issue a press release or other public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof, [*], the issuing Party will provide the other Party with a copy of the proposed press release or public statement.  The issuing Party shall specify

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

with each such proposed press release or public statement, taking into account the urgency of the matter being disclosed and time periods for disclosure mandated by Applicable Law, a reasonable period of time within which the Receiving Party may provide any comments on such proposed press release or public statement.  If the reviewing Party provides any comments, the Parties shall consult with one another on such proposed press release or public statement and work in good faith to prepare a mutually acceptable press release or public statement, provided that nothing in this Section 12.2 shall prohibit a Party from making a disclosure as it determines, based on advice of counsel, is reasonably necessary to comply with Applicable Laws or for appropriate market disclosure.  Each Party may repeat any information relating to this Agreement that has already been publicly disclosed in accordance with this Section 12.2, provided that such information continues as of such time to be accurate, and is disclosed in substantially the same context as the previously approved disclosure.

12.3Publication

.  Lilly shall be entitled to issue scientific publications and make presentations with respect to any of the Research Programs, Lilly Targets, Compounds, Products, and their testing in accordance with Lilly’s internal guidelines [*]. Merus shall not issue any scientific publications regarding any of the foregoing without Lilly’s prior written consent.  Notwithstanding the foregoing, (a) Merus shall not be restricted, and shall have the first right, in Merus’s sole discretion, to publish or present any information relating to [*], provided that any such publication does not [*]; (b) Lilly shall not publish or present any information relating to [*] without Merus’s prior written consent and (c) nothing in this Section 12.3 shall be construed to limit any right of either Party to make any publications in relation to its activities performed outside of the scope of this Agreement, provided that such publications are made in accordance with any obligations such Party may have hereunder regarding the non-use and non-disclosure of any Confidential Proprietary Information of the other Party.

Article 13

TERM & TERMINATION

13.1Term.  This Agreement commences on the Effective Date and, unless terminated earlier as provided in this Article 13, shall continue on a Product-by-Product basis until the expiration of the last Royalty Term in the Territory for such Product (the “Term”).

13.2Termination for Material Breach

.

13.2.1Termination.  Either Party may terminate this Agreement, in whole or on a Research Program-by-Research Program or Target-by-Target basis, upon written notice to the other Party if such other Party materially breaches its obligations under this Agreement and, after receiving written notice from the non-breaching Party identifying such material breach in reasonable detail, fails to cure such material breach within [*] from the date of such notice; provided that if such non-payment related breach is not reasonably capable of cure within such [*], the breaching Party may submit, prior to the end of such [*], a reasonable plan to cure the breach within an additional [*], in which case the other Party may not terminate this Agreement for so long as the breaching Party is [*] to implement such cure plan within such additional [*].

13.2.2Dispute.  If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party in accordance with Section

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

13.2.1, and such alleged breaching Party provides the other Party notice of such dispute within such [*] period, then the non-breaching Party may not terminate this Agreement under Section 13.2.1 unless and [*].

13.2.3Lilly Option to Continue Agreement.  Notwithstanding anything to the contrary under this Agreement, if Merus materially breaches this Agreement, as finally determined under Article 14, during the Research Term such that Lilly would otherwise have the right to terminate this Agreement under Section 13.2, Lilly shall have the option to cause the Research Transfer Scenario to occur by written notice to Merus.  [*].  For clarity, the Agreement shall continue in accordance with its terms, save as expressly set forth in this Section 13.2.3.

13.2.4Termination for Patent Challenge.  Except to the extent the following is unenforceable under the laws of a particular jurisdiction:

(a)Merus may immediately terminate this Agreement with respect to any Product that is Covered by any licensed Merus Patent(s) the subject any Patent Challenge commenced by Lilly or its Affiliates or sublicensees, individually or in association with any other Person, in respect of any Merus Patent anywhere in the world.  For clarity, the foregoing right of termination shall not apply with respect to any Patent Challenge where the Patent Challenge is [*].  For clarity, if a Third Party that is not a sublicensee of Lilly commences a legal action challenging the validity, enforceability or scope of any Merus Patent anywhere in the world, and Lilly’s sole involvement in such action is to respond to a subpoena or take another action that is otherwise compelled by Applicable Law, then such involvement shall not be deemed to be a Patent Challenge.

(b)Lilly may immediately terminate the license granted in Section 6.3 in respect of any licensed Lilly Patent(s) the subject of the Patent Challenge, if Merus or its Affiliates or sublicensees, individually or in association with any other Person, commences a Patent Challenge in respect of any Lilly Patent anywhere in the world.  For clarity, the foregoing right of termination shall not apply with respect to any Patent Challenge where the Patent Challenge is [*].  For clarity, if a Third Party that is not a sublicensee of Merus commences a legal action challenging the validity, enforceability or scope of any Lilly Patent anywhere in the world, and Merus’s sole involvement in such action is to respond to a subpoena or take another action that is otherwise compelled by Applicable Law, then such involvement shall not be deemed to be a Patent Challenge.

(c)For the purposes of this Section 13.2.4, a “Patent Challenge” shall mean any declaratory judgment action, inter partes review, post-grant review, opposition or similar proceeding or other legal action challenging the validity, enforceability or scope of any Merus Patent or Lilly Patent (as applicable) anywhere in the world.

13.2.5Termination of Program Exclusivity.  If Lilly or any Person within Lilly charged with making such decisions in accordance with its usual internal business practices, [*].  In addition, if Lilly has ceased material Development and Commercialization activities under this Agreement with respect to any Research Program (including all Collaboration Compounds, Modified Compounds, or Products within such Research Program and directed to the applicable Lilly Target or Lilly Target Pair) for a continuous period of [*].

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

13.3Termination by Lilly

.

13.3.1Partial Termination.  Lilly may, at any time in its sole discretion and without cause, terminate this Agreement in whole or on a Research Program-by-Research Program (which termination would apply with respect to the Lilly Target and Lilly Target Pair to which such Research Program relates) or country-by-country basis upon [*] prior written notice to Merus.

13.3.2Entire Agreement.  Lilly may, in its sole discretion, terminate this Agreement in its entirety at any time and without cause upon [*] prior written notice to Merus.

13.4Effects of Termination

.  The following shall apply upon termination of this Agreement made in accordance with this Article 13:

13.4.1Termination of Licenses.  All licenses granted under Article 6 shall terminate automatically as of the termination effective date; provided that if Lilly (or its Affiliates or Sublicensees) has inventory of usable Product(s) as of the effective date of termination, then Lilly (and its Affiliates and Sublicensees) may continue to sell off such inventory of Products in the Field in the Territory (and fulfill customer orders therefor) until [*] and shall pay Merus any applicable royalties due based on such sales in accordance with Section 8.4.  Any permitted sublicense granted by Lilly or its Affiliate to a Third Party under the licenses granted to Lilly under this Agreement [*].

13.4.2Destruction of Confidential Proprietary Information.  Each Receiving Party shall destroy (at the Disclosing Party’s written request) all such Confidential Proprietary Information of the Receiving Party in its possession as of the effective date of expiration or termination [*], provided that each Receiving Party may retain and continue to use such Confidential Proprietary Information of the Disclosing Party to the extent necessary to exercise any surviving rights, licenses or obligations under this Agreement.  Notwithstanding the foregoing, a Receiving Party shall not be required to destroy any computer files created during automatic system back up that are subsequently stored securely by it and not readily accessible to its employees, consultants, or others who received the Disclosing Party’s Confidential Proprietary Information under this Agreement.

13.4.3Terminated Targets.  In the event this Agreement is terminated with respect to a particular Research Program, then the Lilly Target and Lilly Target Pair that is the subject of each such Research Program shall be “Terminated Target(s)”, and each Product and any Compound contained in such Product that was directed against such Terminated Target(s) shall be designated a “Terminated Product” or “Terminated Compound” (as the case may be).  If this Agreement is terminated in its entirety, all Lilly Targets and Lilly Target Pairs shall be Terminated Targets and all Products shall be Terminated Products and all Compounds shall be Terminated Compounds.  Upon designation of a Target as a Terminated Target: (a) the Target shall cease to be a Lilly Target and the Parties shall conclude the Research Program with respect to such Terminated Target (if not already concluded) in an orderly manner (as determined by the JSC and at the cost of Lilly); (b) Lilly’s obligations to pay Milestone Payments or Royalties on Products in respect of that Terminated Target shall cease (except to the extent payable prior to the date thereto); (c) Lilly shall cease all its activities under this Agreement in relation to all Terminated Compounds and Terminated Products, and (d) all licenses granted by Merus to Lilly under this Agreement shall terminate.  In addition, if this

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

Agreement is terminated by Lilly under Section 13.3 or by Merus under Sections 13.2.1 or 13.2.4, [*].

13.5Reversion of Product Rights

.

13.5.1Early Termination [*].  If this Agreement is terminated by Lilly under Section 13.3 or by Merus under Sections 13.2.1 or 13.2.4, with respect to one or more Lilly Targets (including termination of given Research Program that is directed to such Lilly Target) [*].

13.5.2Other Termination [*].  In the event of any termination of this Agreement by Lilly under Section 13.3 or by Merus under Sections 13.2.1 or 13.2.4 (or any partial termination of this Agreement with respect to any Terminated Target (and all associated Terminated Products and Terminated Compounds)) that is not a termination described in Section 13.5.1, then, in addition to those general effects set forth in Section 13.4, as applicable and which will apply only with respect to the applicable Terminated Target (and all associated Terminated Products and Terminated Compounds), on the request of Merus, [*].

13.6Survival

.  Expiration or termination of this Agreement shall not relieve the Parties of any obligation or right accruing prior to such expiration or termination.  Except as set forth in this Section 13.6 or elsewhere in this Agreement, the obligations and rights of the Parties under the following provisions of this Agreement shall survive expiration or termination of this Agreement: Article 1 (to the extent such definitions are used in surviving provisions), Sections 2.7 (solely with respect to decisions made prior to expiration or termination and subject to the limitations in Section 2.8), 4.3 (solely with respect to amounts accrued prior to termination or expiration), 4.5.1 (as applicable to retention of record following the Research Term), 4.6 (solely with respect to costs incurred prior to the expiration or termination of this Agreement), 4.7 (with respect to Research conducted prior to such expiration or termination), 4.8 (with respect to responsibility and compliance), 4.10, 8.3 (solely in respect to Milestone Events reached prior to such expiration or termination), 8.5 to 8.8 (in each case solely to the extent required to make final reimbursements, reconciliations or other payments owed following termination or expiration), Sections 9.1 (other than 9.1.2(d) or 9.1.6), 9.2 (solely in respect of Joint Patents, Joint Know-How, Research Compound Panel Know-How and Research Compound Panel Patents), 9.3 (solely in respect of Joint Patents, Joint Know-How, Research Compound Panel Know-How and Research Compound Panel Patents), 9.4, Article 11, Article 12 (for [*] period in Section 12.1.7 except that Section 12.1.5 shall survive in perpetuity), Sections 13.4 through 13.7, Article 14, and Sections 15.1, 15.2 to 15.7, 15.9, 15.10 to 15.17 and 15.18 (with respect to responsibility for Affiliates).

13.7Bankruptcy Code

.  If this Agreement is rejected by a Party as a debtor under Section 365 of the United States Bankruptcy Code or similar provision in the bankruptcy laws of another jurisdiction (the “Code”), then, notwithstanding anything else in this Agreement to the contrary, all licenses and rights to licenses granted under or pursuant to this Agreement by the Party in bankruptcy to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Code (or similar provision in the bankruptcy laws of the jurisdiction), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code (or similar provision in the bankruptcy laws of another applicable jurisdiction).  The Parties agree that a Party that is a licensee of rights under this Agreement shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against a Party under the Code, the other Party

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

shall be entitled to a complete duplicate of, or complete access to (as such other Party deems appropriate), any such intellectual property and all embodiments of such intellectual property, if not already in such other Party’s possession, shall be promptly delivered to such other Party: (a) upon any such commencement of a bankruptcy proceeding upon written request therefor by such other Party, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement; or (b) if not delivered under the foregoing subclause (a), upon the rejection of this Agreement by or on behalf of the bankrupt Party upon written request therefor by the other Party.  The foregoing provisions of this Section 13.7 are without prejudice to any rights a Party may have arising under the Code.

Article 14

GOVERNING LAW; DISPUTE RESOLUTION

14.1Governing Law

.  This Agreement is governed by and will be construed in accordance with the laws of the State of New York, without reference to its conflict of laws principles.  The United Nations Convention of International Contracts on the Sale of Goods (the Vienna Convention) does not apply to this Agreement.

14.2Disputes

.  The Parties recognize that controversies or claims arising out of, relating to, or in connection with this Agreement may arise from time to time.  It is the objective of the Parties to establish procedures to facilitate the resolution of disputes in an expedient manner by mutual cooperation and without resort to litigation.  To accomplish this objective, the Parties shall follow the procedures set forth in this Section 14.1 to resolve any dispute.  If any dispute, claim or controversy of any nature arising out of or relating to this Agreement, including any action or claim based on tort, contract or statute, or concerning the interpretation, effect, termination, validity, performance or breach of this Agreement (each, a “Dispute”), arises between the Parties, such Dispute shall, following any discussion and attempted resolution through the JSC, if applicable, first be referred to the Executive Officers of each Party for resolution.  Either Party, may make such referral by written notice to the other Party, and within [*] after receipt of such written request, the Parties shall exchange the names of the respective Executive Officers to whom such Dispute is referred.  The Executive Officers shall have an additional [*] following such exchange of names to attempt to resolve the Dispute (i.e., [*] from the date of notice of referral of the Dispute).  If, following such period, the Executive Officers have not succeeded in negotiating a resolution of the Dispute, and a Party wishes to pursue the matter, the Parties, the Dispute shall be subject to final resolution in any federal court having jurisdiction thereof located in New York, New York as further described in Section 14.3.

14.3Litigation; Equitable Relief

.  The Federal courts located in New York, New York shall have exclusive jurisdiction over, and shall be the exclusive venue for resolution of, any Dispute not resolved through the informal Dispute-resolution procedures described above.  Either Party may, at any time and without waiving any remedy under this Agreement, seek from any court having jurisdiction any temporary injunctive or provisional relief necessary to protect the rights or property of that Party.  Any final judgment resolving a Dispute may be enforced by either Party in any court having appropriate jurisdiction.

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

Article 15

MISCELLANEOUS

15.1Entire Agreement; Amendment

.  This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof, including the Confidentiality Agreement.  The foregoing may not be interpreted as a waiver of any remedies available to either Party as a result of any breach, prior to the Effective Date, by the other Party of its obligations under the Confidentiality Agreement.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

15.2Limitation of Liability

.  NEITHER PARTY MAY RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THIS SECTION 15.2 SHALL NOT BE CONSTRUED TO LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER Article 11, [*] OR CONFIDENTIALITY OBLIGATIONS UNDER Article 12 OR A PARTY’S GROSS NEGLIGENCE OR WILFUL MISCONDUCT.

15.3Independent Contractors

.  The relationship between Lilly and Merus created by this Agreement is solely that of independent contractors.  This Agreement does not create any agency, distributorship, employee-employer, partnership, joint venture or similar business relationship between the Parties.  Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty, or guarantee, express or implied, on behalf of the other Party.  The Parties (and any successor, assignee, transferee, or Affiliate of a Party) shall not treat or report the relationship between the Parties arising under this Agreement as a partnership for United States tax purposes, without the prior written consent of the other Party unless required by Applicable Laws.

15.4Notice

.  Any notice required or permitted to be given by this Agreement must be in writing, in English.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder must be in writing and will be deemed given and effective if: (a) delivered by hand or by overnight courier with tracking capabilities; (b) mailed postage prepaid by first class, registered, or certified mail; or (c) delivered by facsimile or electronic mail followed by delivery via either of the methods set forth in clauses (a) and (b) of this Section 15.4, in each case, addressed as set forth below unless changed by notice so given:

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

If to Merus:	Merus N.V. Yalelaan 62, 3584 CM Utrecht, The Netherlands Attn: General Counsel Telephone: 31 85 016 2557 E-mail: p.silverman@merus.nl with a copy (which shall not constitute notice) to:

Cooley LLP
3175 Hanover Street
Palo Alto, CA 94304

USA
Attn: Kate Hillier
Email: khillier@cooley.com

If to Lilly:

Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
Attn: Vice President, Corporate Business Development
Fax: (317) 651-3051

with a copy (which shall not constitute notice) to:

Eli Lilly and Company
Lilly Corporate Center
Indianapolis, IN 46285
Attn: General Counsel
Fax: (317) 433-3000

Merus shall also provide a copy of any notice (via e-mail if available) to Lilly’s Alliance Manager.

15.5Severability

.  If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable, or illegal by a court of competent jurisdiction, such adjudication shall not, to the extent feasible, affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement.  All remaining portions will remain in full force and effect and in such event, the Parties shall negotiate in good faith to promptly replace the invalid, unenforceable, or illegal provision with a valid, enforceable, and legal provision that most closely effectuates the original intent of the Parties.

15.6Non-Use of Names

.  Merus shall not use the name, trademark, logo, or physical likeness of Lilly or its respective officers, directors or employees, or any adaptation of any of them, in any advertising, promotional or sales literature, without Lilly’s prior written consent.  Merus shall require its Affiliates to comply with the foregoing.  Lilly shall not use the name, trademark, logo, or

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

physical likeness of Merus or its officers, directors or employees, or any adaptation of any of them, in any advertising, promotional or sales literature, without Merus’s prior written consent.  Lilly shall require its Affiliates and Sublicensees to comply with the foregoing.

15.7Assignment

.  Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment or transfer without the other Party’s consent to: (a) its Affiliate, provided that such Party shall remain primarily liable for any acts or omissions of such Affiliate; or (b) to an Acquirer in connection with a Change of Control, subject to Section 15.8.  Any permitted assignee shall, in writing to the non-assigning Party, expressly assume performance of such assigning Party’s rights and obligations.  Any permitted assignment is binding on the successors of the assigning Party.  Any assignment or attempted assignment by either Party in violation of the terms of this Section 15.7 is null, void and of no legal effect.

15.8Merus Change of Control

.

15.8.1Notification of Change of Control.  Merus shall provide Lilly with written notice of any Change of Control of Merus promptly, but no later than the earlier of: (a) [*] following the (i) first public announcement of such Change of Control or, (ii) if earlier and not prohibited by the terms of any written agreement between Merus and such any Third Party, the execution of a definitive agreement relating to such Change of Control, or (b) unless prohibited under Applicable Law or by the terms of any written agreement between such Party and any Third Party, at least [*] prior to the earlier of: (i) the first public announcement of, or (ii) the execution of any agreement pertaining to, such transaction, which notice in each case of (a) or (b) shall summarize the nature of the transaction and the identity of the Acquirer (a “Change of Control Notice”).  If Merus undergoes a Change of Control that is not [*], then Section 15.8.2 shall apply.  For avoidance of doubt, (a) a Change of Control of Merus [*].

15.8.2Effects of Change of Control.  If there is a Change of Control of Merus during the Research Term, then Merus shall continue to conduct the Research Program, in accordance with the terms of this Agreement, and the Research Continuance Scenario set forth in Section 15.8.2(b) shall apply.  Notwithstanding the foregoing, solely where (1) such Change of Control occurs following [*], (2) at such time, Merus has generated at [*] for such Research Program, and (3) the Acquirer is [*], Lilly may elect, by written notice to Merus, which notice shall be delivered, if at all, within [*] following the applicable notice of such Change of Control delivered to Lilly pursuant to Section 15.8.1, to either continue with the Research Continuance Scenario set forth in Section 15.8.2(b), or to step in to assume responsibility for the conduct of the remaining activities pursuant to each Research Plan (the “Research Activities”), in which case the Research Transfer Scenario set forth in Section 15.8.2(a) shall apply.

(a)Research Transfer Scenario.  The “Research Transfer Scenario” means [*], the following shall apply:

(i)within [*] following receipt of Lilly’s written notice, Merus shall disclose or deliver to Lilly, to the extent not previously provided, the Merus Know-How solely consisting of [*] which in each case, [*] for Lilly to complete each applicable Research Plan (as constituted at the time of such Change of Control) and for Lilly’s Exploitation of each Compound or

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

Product (including for regulatory purposes).  In addition, upon Lilly’s reasonable request and expense, Merus will: (A) provide [*]; and (B) [*] (the “Research Transfer”).  The Research Transfer to be undertaken under the foregoing shall be overseen by a Working Group established for such purposes, which Working Group may put in place a technology transfer plan expressly identifying [*].  For clarity [*], whether or not at the date of such transfer, [*], and to enable Lilly with respect to the licenses granted in Section 6.1, provided that in no event will Merus be required to transfer to Lilly (1) any Merus Platform Technology, or (2) more than [*] Research Compounds that have met the Success Criteria.  Promptly following the conclusion or termination of any Research Program that has been the subject of a Research Transfer, Lilly shall return to Merus all Research Compounds and other components of the Research Transfer (in each case, solely to the extent such materials would not have otherwise constituted part of the Final Research Deliverables that Merus would have delivered to Lilly pursuant to such Research Plan) and on Merus’s request, certify such complete return in writing.

(ii)the JSC shall be immediately disbanded, and all approval rights of the JSC, or final decision making authority granted to a Party pursuant to this Agreement, shall become approval rights of the corresponding Party (i.e., mutual agreement by the Parties or final decision making authority by a Party);

(iii)[*];

(iv)Any documented internal and out-of-pocket expenses Lilly incurs in performance of such Research or take over from Merus, that were not otherwise to be borne by Lilly, shall [*];

(v)With respect to Prosecution and Maintenance of Merus Research Program Patents that are [*], Lilly shall have sole control over Prosecution and Maintenance of such Patents, without the need to provide information to, consult with, or consider the comments of, Merus, the JSC or the Patent Working Group]; and

(vi)Solely in the event of a Change of Control to a Lilly Competitor, Merus shall thereafter have no right to: (A) [*] to the extent prosecuted by Lilly in accordance with this Agreement; (B) [*]; (C) [*]; (D) to take over Prosecution and Maintenance of [*]; or (E) to have the final say over any [*].

(b)Research Continuance Scenario.  The “Research Continuance Scenario” means that Merus shall continue the Research Activities, if any, being conducted under any Research Plan, and the Research Program and this Agreement shall continue in the same manner as prior to the Change of Control, and in which case:

(i)Lilly will maintain its rights under this Agreement;

(ii)Merus shall continue to perform the Research Activities hereunder, with the same level of diligence applied to such activities after the consummation of such Change of Control when compared with those that were in place prior to the consummation of such Change of Control, where the “same level of diligence” shall require that Merus dedicates at least the same level of effort, including by dedicating the same number of FTEs and other resources to such Research Program as it was applying prior to such Change of Control or as were committed to be

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

applied pursuant to the then applicable Research Plan (including as described in any timelines, schedules, Gantt charts, plans or protocols set forth therein) for the remainder of the Research Term; and the Research Term shall be automatically extended without any requirement for Lilly to pay additional consideration, until the later of [*], provided that in each case, it is reasonably likely that the remaining Research Activities under the then current Research Plan can be completed within such timeframe.

15.8.3Acquirer Engaged in Competing Program.  If Merus undergoes a Change of Control and, as of the closing date of such Change of Control transaction, such Acquirer is engaged in a Competing Program or is a Lilly Competitor, then regardless of any other elections Lilly may make hereunder, Merus shall implement (as of the closing of such transaction) and enforce Firewalls for the duration of the Firewall Period.

15.8.4Covenant Not to Sue [*].  Following any Change of Control of Merus to [*].

15.8.5Firewall Audits.  Lilly shall have the right, through a designated Third Party auditor, to monitor and audit Merus’s (and, as applicable, its Affiliates’) compliance with its obligations under this Agreement to implement and enforce Firewalls under this Section 15.8, and to require Merus (or its Affiliates) to promptly remediate any non-compliance identified by such audit.  In connection with such audit, duly authorized representatives of Lilly’s designated auditor may make an on-site visit to Merus (or its Affiliate) for the purpose of conducting such audit.  Lilly may conduct such audits from time to time as reasonably necessary to confirm Merus’s compliance with such Firewall requirements, no more than [*] per Calendar Year, or more frequently if [*].  Such audits shall be conducted during Merus’s regular business hours, for a duration only as reasonably necessary to confirm Merus’s compliance with the applicable Firewall requirements, and shall not unreasonably interfere with or impede Merus’s business operations.  Lilly shall provide Merus with written notice of such audit at least [*] prior to such requested audit (or such shorter period as may be designated by Lilly if Lilly reasonably believes at any time that Merus is not in compliance with such Firewall requirements).  All such audits shall be conducted at Lilly’s cost and expense.  The auditor shall only be permitted to disclose to Lilly the existence of any non-compliance with Merus’s obligations under this Agreement to implement and enforce Firewalls under this Section 15.8, but may not disclose the substance of such findings.

15.8.6Acquiror IP.  Notwithstanding anything to the contrary in this Agreement, and without limiting any obligations with respect to the implementation of any Firewalls hereunder [*], in the event of a Change of Control of Merus where (a) the Acquirer merges with, consolidates with or acquires Merus or an Affiliate of Merus, or (b) Merus or an Affiliate of Merus transfers to an Acquirer all or substantially all of its assets to which this Agreement relates (each of (a) or (b), an “Acquisition Transaction”), then any technology or intellectual property right owned or controlled by any Acquirer (and not Controlled by Merus or its Affiliates) immediately prior to the effective date of such Acquisition Transaction shall not be deemed be ‘Controlled’ by Merus or its Affiliates after the effective date of such Acquisition Transaction for purposes of this Agreement.  [*] and [*] in the Field and in the Territory.

15.9Waivers

.  The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

or in any other instance.  Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

15.10Force Majeure

.  Neither Party shall be in breach of this Agreement or otherwise liable to the other for any failure or delay in performing any of its obligations under this Agreement or for other nonperformance hereunder (excluding, in each case, the obligation to make payments when due) during any period in which such delay or failure is caused by a Force Majeure Event.  In such event, the affected Party shall notify the other Party of the Force Majeure Event, and use Commercially Reasonable Efforts to overcome such Force Majeure Event and resume performance of its obligations under this Agreement as soon as and to the extent practicable, provided that in no event shall any Party be required to prevent or settle any labor disturbance or dispute.  All delivery dates under this Agreement that have been affected by a Force Majeure Event shall be tolled for the duration of such Force Majeure Event.  “Force Majeure Event” means an event, act, occurrence, condition or state of facts, in each case outside the reasonable control of a Party, including: (a) acts of God (b) fires, floods, earthquakes or other natural disasters; (c) war (threats), riots, armed conflicts, terrorist attacks or bombings; (d) sanctions, embargo, import and export restrictions, quota or prohibitions and license restrictions; (e) any law or action taken by a government or public authority, including without limitation laws or action related to public safety or public health; (f) any “lockdown”, quarantine or other similar restrictions imposed by any Governmental Authority in connection with any applicable epidemic or pandemic; (g) labor or trade disputes, strikes, industrial action or lookouts; (h) fire, explosions or damages to the necessary facilities; or (i) non-performance by suppliers or subcontractors due to a Force Majeure Event in each case that interfere with the normal business operations of such Party.

15.11Interpretation

.  The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.  Unless specified to the contrary, references to Articles, Sections, Appendices or Exhibits mean the particular Articles, Sections, Appendices or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto.  In the event of any conflict between the main body of this Agreement and any Exhibit hereto, the main body of this Agreement shall prevail.  Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation”; (b) the word “day” or “year” means a calendar day or year unless otherwise specified; (c) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement as a whole and not merely to the particular provision in which such words appear; (e) the words “shall” and “will” have interchangeable meanings for purposes of this Agreement; (f) provisions that require that a Party, the Parties or a committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (g) words of any gender include the other gender; (h) words using the singular or plural number also include the plural or singular number, respectively; (i) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; (j) the phrases “non-refundable” and “non-creditable” shall not prohibit, limit or restrict either Party’s right to obtain damages in connection with a breach of this Agreement; (k) the word “or” means

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

“and/or” unless the context dictates otherwise because the subjects of the conjunction are mutually exclusive; and (l) neither Party shall be deemed to be acting on behalf of the other Party.

15.12Counterparts; Electronic Signatures

.  This Agreement may be executed in any number of counterparts, each of which is deemed an original, but all of which together constitute one instrument.  This Agreement may be executed and delivered electronically and upon such delivery such electronic signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.

15.13Expenses

.  Each Party shall pay its own costs, charges and expenses incurred in connection with the negotiation, preparation and execution of this Agreement.

15.14Further Assurances

.  Lilly and Merus hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all documents and take any action as may be reasonably necessary to carry out the intent and purposes of this Agreement.

15.15No Third Party Beneficiary Rights

.  This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including any Third Party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, except as otherwise expressly provided for in this Agreement.

15.16Construction

.  The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in a favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

15.17Cumulative Remedies

.  No remedy referred to in this Agreement is intended to be exclusive unless explicitly stated to be so, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

15.18Extension to Affiliates

.  Except as expressly set forth otherwise in this Agreement, each Party shall have the right to extend the rights and immunities granted in this Agreement to one or more of its Affiliates.  All applicable terms and provisions of this Agreement, except this right to extend, shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to the Party extending such rights and immunities.  For clarity, Lilly extending the rights and immunities granted hereunder shall remain primarily liable for any acts or omissions of its Affiliates.

[signature page follows]

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

In Witness Whereof, the Parties have caused this Agreement to be executed as of the Effective Date by their duly authorized representatives.

Merus N.V.

By: /s/ Bill Lundberg
Name: Bill Lundberg
Title: CEO

Eli Lilly and Company

By:/s/ David A. Ricks
Name: David A. Ricks
Title: Chairman and Chief Executive Officer

[Signature Page to Collaboration and License Agreement]

Schedule 1.57

Final Research Deliverables

[*]

Schedule 1.57

Exhibit 4.4.1

[*]

Exhibit 4.4.1

Exhibit 4.7 – Part A

[*]

Exhibit 4.7

Exhibit 4.7 – Part B

[*]

.

Exhibit 4.7

Exhibit 4.9

Form of Materials Transfer Record

The Material(s) described below is/are supplied by one Party to the other Party subject to the terms and conditions of the Collaboration and License Agreement between Merus and Lilly effective ____ (“Agreement”).  For clarity, defined terms used herein and not defined herein have the meanings ascribed to such terms in the Agreement.  This Exhibit may be executed in one or more counterparts, including by facsimile or “PDF” exchange, each of which shall be deemed to be an original as against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

Direction of Transfer:

☐To Lilly, from Merus

☐To Merus, from Lilly

Description of Material(s):

In signing below, the Merus scientist and Lilly scientist acknowledge that they understand and will abide by the terms and conditions under which the Material(s) is/are provided.

Lilly Representative SignatureMerus Representative Signature

Lilly Representative NameMerus Representative Name

DateDate

Exhibit 4.9

Exhibit 10.2.4

Existing Patents

[*]

Exhibit 10.2.4